UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

SEACOR Holdings Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2200 Eller Drive
P.O. Box 13038
Fort Lauderdale, Florida 33316

Notice of 2015
Annual Meeting
And
Proxy Statement

2200 Eller Drive
P.O. Box 13038
Fort Lauderdale, Florida 33316

April 16, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of SEACOR Holdings Inc. (the “Company”), which will be held at the Four Seasons Hotel St. Louis, located at 999 North 2nd Street, St. Louis, Missouri 63102, on Thursday, June 4, 2015, at 11:00 a.m. Central Time. All holders of record of the Company’s outstanding common stock at the close of business on April 6, 2015, will be entitled to vote at the Annual Meeting.

Directors, officers and other representatives of the Company will be present at the Annual Meeting and they will be pleased to answer any questions you may have.

Whether or not you expect to attend the Annual Meeting and regardless of the number of shares of the Company’s common stock you own, you are encouraged to read the enclosed Proxy Statement and Annual Report carefully, and to complete, sign, date and return the enclosed proxy card in the postage-paid, pre-addressed envelope provided for such purpose so that your shares will be represented at the Annual Meeting. The prompt return of proxy cards will ensure the presence of a quorum.

We hope that you will be able to attend the Annual Meeting and look forward to seeing you there.

Sincerely,

Charles Fabrikant
Executive Chairman and Chief Executive Officer

2200 Eller Drive
P.O. Box 13038
Fort Lauderdale, Florida 33316

SEACOR Holdings Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 4, 2015

April 16, 2015

To Our Stockholders:

The 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of SEACOR Holdings Inc. (the “Company”) will be held on Thursday, June 4, 2015, at 11:00 a.m. Central Time, at the Four Seasons Hotel St. Louis, 999 North 2nd Street, St. Louis, Missouri 63102, for the following purposes:

1.	To elect eight directors to serve until the 2016 Annual Meeting of Stockholders;
2.	To approve, on a non-binding, advisory basis, named executive officer compensation; and
3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Shareholders will also transact any other business as may properly come before the Annual Meeting and any adjournments thereof.

Only holders of record of the Company’s common stock at the close of business on April 6, 2015, will be entitled to notice of and to vote at the Annual Meeting. See the “Solicitation of Proxies, Voting and Revocation” section of the accompanying Proxy Statement for the place where the list of stockholders may be examined.

Your vote is very important! Please complete, sign, date and return the enclosed proxy card, whether or not you expect to attend the Annual Meeting, so that your shares of the Company’s common stock may be represented at the Annual Meeting if you are unable to attend and vote in person. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person. As a convenience, you may vote by telephone or on the Internet per the instructions on the enclosed proxy card.

For the Board of Directors,

Paul L. Robinson
Executive Vice President, Chief Legal Officer and
Corporate Secretary

Page

Solicitation of Proxies, Voting and Revocation	1
Voting and Quorum	1
Revocation of Proxies	2
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 4, 2015	2
Solicitation Expenses	2
About SEACOR’s Governance Practices	3
Board Leadership Structure and Lead Independent Director	3
Risk Oversight	4
Security Ownership of Certain Beneficial Owners	5
Security Ownership of Management and Directors	6
PROPOSAL NO. 1 – Election of Directors	8
Board of Directors	8
Director Independence	8
Executive Sessions	8
Communications with the Board or Independent Directors	9
Board Candidate Evaluation	9
Biographical Information	10
Section 16(a) Beneficial Ownership Reporting Compliance	13
Information Relating to the Board of Directors and Committees Thereof	13
Meetings	13
Compensation of Directors	13
Non-Employee Director Compensation Table	14
Corporate Governance Guidelines and Codes of Ethics	14
Committees of the Board	15
Nominating and Corporate Governance Committee	15
Audit Committee	16
Compensation Committee	17
Compensation Discussion and Analysis	19
Executive Summary – 2014 Company Performance and Compensation Actions	19
Executive Compensation Philosophy and Objectives	21
Setting Executive Compensation	22
Setting Compensation in Relation to Performance	23
Elements of Compensation	25
Compensation of the Executive Chairman and Chief Executive Officer (the Principal Executive Officer), the Chief Financial Officer (the Principal Financial Officer) and Other Named Executive Officers	30
Executive Officers of the Registrant	34
Employment Contracts/Termination of Employment/Change of Control Agreements	34
Compensation Tables	35
Table I – Summary Compensation Table	36
Table II – Grants of Plan-Based Awards (Fiscal Year 2014)	37
Table III – Outstanding Equity Awards at Fiscal Year-End (2014)	39
Table IV – Option Exercises and Stock Vested (Fiscal Year 2014)	43
Table V – Non-Qualified Deferred Compensation (Fiscal Year 2014)	44
Table VI – Potential Payments Upon Death, Disability, Qualified Retirement, Termination Without Cause or a Change of Control	45
Related Person Transactions	46

SEACOR Holdings Inc.
2200 Eller Drive
P.O. Box 13038
Fort Lauderdale, Florida 33316

PROXY STATEMENT

Annual Meeting of Stockholders
To be Held on June 4, 2015

SOLICITATION OF PROXIES, VOTING AND REVOCATION

This Proxy Statement and the enclosed proxy card are being furnished to holders of record of common stock, $.01 par value per share (“Common Stock”), of SEACOR Holdings Inc., a Delaware corporation (the “Company” or “SEACOR”), on the Record Date (as defined below), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2015 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “Annual Meeting”) to be held on Thursday, June 4, 2015, and at any adjournments thereof. This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about May 5, 2015.

Voting and Quorum

The Board has fixed the close of business on April 6, 2015, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Each stockholder of record will be entitled to one vote for each share of Common Stock held as of the Record Date on all matters properly to come before the Annual Meeting, and may vote in person or by proxy. The holders of common stock vote together as a single class on all matters brought before the Annual Meeting. Attendance at the Annual Meeting, in person or represented by proxy, by the holders of record of a majority of all shares of Common Stock issued, outstanding and entitled to vote constitutes a quorum for the Annual Meeting. If a quorum is not present, a majority of shares that are present may postpone the meeting. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum for the Annual Meeting. A “broker non-vote” occurs when a bank, broker or other holder of record (“broker”) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

As of the Record Date, there were 18,241,368 shares of Common Stock issued and outstanding.

A list of the Company’s stockholders as of the Record Date will be available for examination by any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for the ten-day period prior to the date of the Annual Meeting, at the offices of the Company, 2200 Eller Drive, Fort Lauderdale, Florida 33316.

Stockholders are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid, pre-addressed envelope provided for such purpose. Shares of Common Stock represented by properly executed proxy cards that are received by the Company and not subsequently revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. You may also vote by telephone or on the Internet per the instructions on the enclosed proxy card.

Election of the director nominees to the Board requires the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Only votes “for” a director or votes “withheld” are counted to determine whether a plurality has been cast for each director in the election of directors. Abstentions and “broker non-votes,” described above, are not counted for purposes of the election of directors and will not affect the outcome of such election. We do not have cumulative voting rights for the election of directors.

For matters other than the election of directors, stockholders may vote “for” the proposal, “against” the proposal, or “abstain” from voting. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of those matters. Because abstentions are treated as shares of Common Stock present or represented and voting, abstaining has the same effect

2015 Proxy Statement	1

as a vote “against.” “Broker non-votes” are counted on routine matters, such as ratification of independent registered public accounting firms, but not counted (or deemed to be present) and therefore will have no effect on other, non-routine matters.

On routine matters, brokers have the discretion to vote shares held in “street name” – a term that means the shares are held in the name of the broker on behalf of its customer, the beneficial owner. Generally, “broker non-votes” occur when shares held by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares because of the non-routine nature of the matter. If your shares are held in “street name” by a broker and you wish to vote on the proposal to elect the directors, or to act upon any other non-routine business that may properly come before the Annual Meeting, you should provide instructions to your broker. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not provide your broker with instructions, your broker generally will have the authority to vote on the ratification of the appointment of Ernst & Young LLP, as the Company’s independent registered public accounting firm. All other matters at the Annual Meeting are expected to be non-routine and therefore brokers will not be entitled to vote on a beneficial owner’s behalf without voting instructions or discretionary authority on such matters.

If you sign and return your proxy card but do not specify how your shares of Common Stock are to be voted, they will be voted FOR election as a director of each of the nominees named under “Proposal No. 1 – Election of Directors” in this Proxy Statement and listed under Item 1 of the enclosed proxy card; FOR approval, on a non-binding, advisory basis, of named executive officer compensation as described under “Proposal No. 2 – Advisory Vote on Executive Compensation” in this Proxy Statement and listed under Item 2 of the enclosed proxy card; and FOR “Proposal No. 3 – Ratification of Appointment of Independent Registered Public Accounting Firm” in this Proxy Statement and listed under Item 3 of the enclosed proxy card. If other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for the stockholder.

As a matter of policy, proxy cards, ballots and voting tabulations that identify individual stockholders are kept confidential by the Company. Such documents are made available only to the inspector of election and personnel associated with processing proxies and tabulating votes at the Annual Meeting. The votes of individual stockholders will not be disclosed except as may be required by applicable law.

Revocation of Proxies

A stockholder who so desires may revoke his, her, or its proxy at any time before it is exercised at the Annual Meeting by: (i) providing written notice to the Secretary of the Company; (ii) duly executing a proxy card bearing a date subsequent to that of a previously furnished proxy card; or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of a previously furnished proxy and stockholders who attend the Annual Meeting in person need not revoke their proxy (if previously furnished) to vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 4, 2015

This Proxy Statement, the Notice of Annual Meeting of Stockholders, a form of proxy card and the Company’s 2014 Annual Report are available on the Internet at www.seacorholdingsinvestors.com.

In addition, you may find information on how to obtain directions to attend the Annual Meeting and vote in person by submitting a query via e-mail to InvestorRelations@ckor.com.

Solicitation Expenses

The Company will bear the costs of solicitation of proxies for the Annual Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from stockholders by telephone, electronic or facsimile transmission, personal interview or other means.

The Company has requested brokers, bankers and other nominees who hold voting stock of the Company to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

2	2015 Proxy Statement

We have retained D.F. King & Co., Inc. to aid in the solicitation of proxies. The fees of D.F. King & Co., Inc. are $8,000 plus reimbursement of its reasonable out-of-pocket costs. If you have questions about the Annual Meeting or need additional copies of this Proxy Statement or additional proxy cards, please contact our proxy solicitation agent as follows:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Banks and Brokerage Firms, please call (212) 269-5550.
Stockholders, please call (866) 796-7182.

About SEACOR’s Governance Practices

Board Leadership Structure and Lead Independent Director

The Board believes that there is no single organizational model that would be most effective in all circumstances and that it is in the best interests of the Company and its stockholders for the Board to retain the authority to modify its leadership structure to best address the Company’s circumstances from time to time. The Board believes that the most effective leadership structure for the Company at the present time is to have Charles Fabrikant, our principal executive officer, serve as Executive Chairman and Chief Executive Officer. In addition, the independent directors have elected a Lead Independent Director (as described in the Company’s Corporate Governance Guidelines, which are available on the Company’s website). Currently, Andrew R. Morse, who was initially elected as Lead Independent Director in February 2011, serves as the Lead Independent Director. The Lead Independent Director, supported by the chairs of the independent committees of the Board, is responsible for assessing the performance of the Chief Executive Officer and protecting against potential management conflicts. The Lead Independent Director and the Executive Chairman are together responsible for setting the Board agenda. Mr. Morse is knowledgeable about the Company’s business, having been a member of the Board since June 1998. Mr. Morse also serves as the chair of SEACOR’s Audit Committee, a role the Board believes complements his role as Lead Independent Director. As Lead Independent Director, Mr. Morse (i) confers with the Executive Chairman and Chief Executive Officer, (ii) convenes and chairs executive sessions of the independent directors, (iii) serves as a liaison between the independent directors and the Chief Executive Officer, as appropriate, including providing them with consolidated feedback from executive sessions of the independent directors, and (iv) is available in appropriate circumstances to discuss or otherwise communicate about corporate governance matters with the Company’s stockholders.

In addition to the Lead Independent Director’s role, the chair of each of the Board’s three wholly independent key committees of the Board, as well as each other individual director, are all responsible for helping to ensure that meeting agendas are appropriate and that sufficient time and information are available to address issues the directors believe are significant and warrant their attention. Each director has the opportunity and ability to request agenda items, information and additional meetings of the Board or of the independent directors.

The Board has adopted significant governance processes designed to support the Board’s capacity for objective judgment, including executive sessions of the independent directors at Board meetings, independent evaluation of, and communication with, members of senior management, and rigorous self-evaluation of the Board, its committees, and its leadership. These and other critical governance processes are reflected in the Corporate Governance Guidelines and the various committee charters that are available on the Company’s website. The Board has also provided mechanisms for stockholders to communicate in writing with the Lead Independent Director, with the non-management and/or independent directors, and with the full Board on matters of significance. These processes are also outlined on the Company’s website.

The schedule of Board meetings is made available to directors in advance along with the agenda for each meeting so they may review and request changes. Directors also have unrestricted access to management at all times and regularly communicate informally with management on an assortment of topics.

The Board has in place a succession planning process that includes ongoing consultation with the Executive Chairman and Chief Executive Officer, and the development of candidates to address future developments and emergency situations.

2015 Proxy Statement	3

Risk Oversight

The Company’s results of operations, financial condition and cash flows can be adversely affected by risk. The management of risk is central to the success of the Company and requires the involvement of the Board, officers and employees, all of whom are entrusted to develop a balanced and prudent approach to risk.

The Company has developed and implemented operational controls designed to identify and mitigate risk associated with its financial decisions, operations, legal compliance, business development, changing business conditions, cyber-security and information technology systems and initiation of new business lines. The Chief Executive Officer, with the assistance of the Chief Legal Officer, Chief Financial Officer, Senior Vice Presidents, Business Unit Leaders and other key executives, are responsible for, among other risk management measures:

•	obtaining appropriate insurance coverage;
•	implementing measures designed to ensure the highest standard of safety for personnel, the environment and property in performing the Company’s operations; and
•	evaluating and identifying risk related to the Company’s capital structure in light of a rigorous assessment of its business activities.

The Board routinely reviews and evaluates its risk profile to ensure that the measures implemented by the Company are adequate to execute and implement the Company’s strategic objectives. Issues related to risk are regularly discussed by the Chief Executive Officer and the other members of the Board both through informal communications, such as e-mail, telephone conference and in-person meetings, and during formal Board meetings. The Board receives quarterly reports from Business Unit Leaders that include a review of risk management issues unique to each Business Unit. Business Unit Leaders also make formal presentations to the Board at least once per year. In addition, the Board meets with a broad group of the Company’s managers at least once a year to permit directors to discuss company matters in a more informal environment than the typical meeting. Several Board members are intimately familiar with the risks associated with the types of assets managed and owned by the Company and routinely engage in dialogue with the Chief Executive Officer and appropriate Business Unit Leaders regarding such risks.

The Audit Committee, together with management, works to respond to recommendations from internal and external auditors and supervisory authorities regarding the Company’s compliance with internal controls and procedures, and other factors that could interfere with the successful implementation of the Company’s strategic plan. The Audit Committee also reviews the adequacy of the Company’s risk management policies and procedures and meets privately with company employees and the Chief Legal Officer to consider recommendations regarding policies related to risk management. In addition, Business Unit Leaders work closely with the Chief Legal Officer to facilitate compliance with foreign and domestic laws and regulations. The Chief Legal Officer also reports to the Board on company programs and initiatives that educate employees on these laws, regulations and any updates thereto, and facilitates the Company’s compliance therewith.

The Board believes that management’s procedures, combined with Board and Audit Committee oversight, enable the Company to properly and comprehensively assess risk from both an enterprise-wide and divisional perspective, thereby managing and observing the most substantive risks at each level within the Company.

4	2015 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock by all persons (including any “group” as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who were known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock as of April 6, 2015, other than the Company’s executive officers and directors.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	1,634,916	8.96%
Dimensional Fund Advisors LP(2) Building One 6300 Bee Cave Road Austin, TX 78746	1,557,636	8.54%
Royce & Associates, LLC(3) 745 Fifth Avenue New York, NY 10151	2,298,231	12.60%
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	2,224,847	12.20%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	1,205,829	6.61%
Wellington Management Group LLP(6) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	2,075,203	11.38%

(1)	According to a Schedule 13G amendment filed with the SEC on January 22, 2015, by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power with respect to 1,587,330 shares of Common Stock and sole dispositive power with respect to 1,634,916 shares of Common Stock as of December 31, 2014. BlackRock serves as a parent holding company and, for purposes of the reporting requirements of the Exchange Act, may be deemed to beneficially own 1,634,916 shares of Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding. BlackRock Fund Advisors, a subsidiary of BlackRock, is identified in the Schedule 13G as beneficially owning 5% or more of the Common Stock.
(2)	According to a Schedule 13G amendment filed with the SEC on February 5, 2015, by Dimensional Fund Advisors LP (“Dimensional”), Dimensional has sole voting power with respect to 1,528,296 shares of Common Stock and sole dispositive power with respect to 1,557,636 shares of Common Stock as of December 31, 2014. Dimensional is an investment adviser and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the shares of Common Stock owned by the Funds, and may be deemed to be the beneficial owner of the shares of Common Stock held by the Funds. However, all of the Common Stock reported in the Schedule 13G amendment is owned by the Funds and Dimensional disclaims beneficial ownership of all such securities. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Common Stock held in their respective accounts. No one such Fund’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.
(3)	According to a Schedule 13G amendment filed with the SEC on January 21, 2015, by Royce & Associates, LLC (“Royce”), Royce has sole dispositive and sole voting power over 2,298,231 shares of Common Stock as of December 31, 2014. Royce serves as an investment adviser and, for purposes of the reporting requirements of the Exchange Act, may be deemed to beneficially own 2,298,231 shares of Common Stock. Various accounts managed by Royce have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of the Issuer. Royce Premier Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce, is identified in the Schedule 13G as beneficially owning 5% or more of the Common Stock outstanding.
(4)	According to a Schedule 13G amendment filed with the SEC on February 11, 2015, by T. Rowe Price Associates, Inc. (“Price Associates”), Price Associates has sole voting power with respect to 311,900 shares of Common Stock and sole dispositive power over 2,224,847 shares of Common Stock as of December 31, 2014. These shares are owned by various individual and institutional investors, for which Price Associates serves as an investment adviser and, for purposes of the reporting requirements of the Exchange Act, may be deemed to beneficially own 2,224,847 shares of Common Stock; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, the Common Stock. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, the Common Stock, is vested in the individual and institutional clients which Price Associates serves as an investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. Not more than 5% of the shares of Common Stock is owned by any one client subject to the investment advice of Price Associates. With respect to the Common Stock owned by any one of the registered investment companies sponsored by Price Associates which it also serves as investment adviser (the “T. Rowe Price Funds”), only the custodian for each of such T. Rowe Price Funds, has the right to receive dividends paid with respect to, and proceeds from

2015 Proxy Statement	5

the sale of, such securities. No other person is known to have such right, except that the shareholders of each such T. Rowe Price Fund participate proportionately in any dividends and distributions so paid.

(5)	According to a Schedule 13G amendment filed with the SEC on February 10, 2015, by The Vanguard Group (“Vanguard”), Vanguard has sole voting power with respect to 26,042 shares of Common Stock, sole dispositive power with respect to 1,181,387 shares of Common Stock and shared dispositive power with respect to 24,442 shares of Common Stock as of December 31, 2014. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 24,442 shares of the Common Stock as a result of its serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,600 shares of the Common Stock as a result of its serving as investment manager of Australian investment offerings. Vanguard may be deemed to beneficially own 1,205,829 shares of Common Stock.
(6)	According to a Schedule 13G amendment filed with the SEC on February 12, 2015, by Wellington Management Group LLP (“Wellington”), Wellington has shared voting power with respect to 1,071,130 shares of Common Stock and shared dispositive power with respect to 2,075,203 shares of Common Stock as of December 31, 2014. Wellington serves as an investment adviser and, for purposes of the reporting requirements of the Exchange Act, may be deemed to beneficially own 2,075,203 shares of Common Stock, which are held of record by clients of Wellington. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5% of the total Common Stock outstanding.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth information regarding beneficial ownership of our Common Stock by: (i) each director and director nominee of the Company; (ii) each Named Executive Officer (as defined herein) of the Company set forth below in the “Compensation Discussion and Analysis”; and (iii) all current directors and executive officers of the Company as a group. Except where otherwise indicated in the footnotes to the table, all beneficial ownership information set forth below is as of April 6, 2015.

Name and Address(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class
Charles Fabrikant(3)	1,283,230	7.03%
David Berz(4)	4,675	*
Matthew R. Cenac(5)	44,975	*
Pierre de Demandolx(6)	22,081	*
John Gellert(7)	354,847	1.95%
Oivind Lorentzen(8)	291,702	1.60%
Andrew R. Morse(9)	59,759	*
R. Christopher Regan(10)	39,454	*
Paul L. Robinson(11)	38,452	*
David Schizer(12)	1,750	*
Steven J. Wisch(13)	39,303	*
All current directors and executive officers as a group (13 persons)(14)	2,235,808	12.26%

*	Less than 1.0%.
(1)	Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o SEACOR Holdings Inc., 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316.
(2)	The information contained in the table above reflects “beneficial ownership” of Common Stock within the meaning of Rule 13d-3 under the Exchange Act. Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and dispositive power. Beneficial ownership information reflected in the table above includes shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days after April 6, 2015.
(3)	Includes 587,307 shares of Common Stock that Mr. Fabrikant may be deemed to own through his interest in, control of or relationship with (i) Fabrikant International Corporation (“FIC”), of which he is President, the record owner of 348,529 shares of Common Stock; (ii) VSS Holding Corporation, of which he is President and sole stockholder, the record owner of 89,236 shares of Common Stock; (iii) the Sara J. Fabrikant 2012 GST Exempt Trust, of which he is a trustee, the record owner of 12,000 shares of Common Stock; (iv) Sara Fabrikant, his wife, the record owner of 14,826 shares of Common Stock; (v) the Estate of Elaine Fabrikant, over which he is the executor, the record owner of 18,995 shares of Common Stock; (vi) the Charles Fabrikant 2012 GST Exempt Trust, of which his wife is a trustee, the record holder of 60,000 shares of Common Stock; (vii) the Harlan Saroken 2009 Family Trust, of which his wife is a trustee, the record holder of 800 shares of Common Stock; (viii) the Eric Fabrikant 2009 Family Trust, of which his wife is a trustee, the record owner of 800 shares of Common Stock; and (ix) the Charles Fabrikant 2009 Family Trust, of which he is a trustee, the record owner of 42,121 shares of Common Stock; and includes 65,600 shares of restricted stock over which Mr. Fabrikant exercises sole voting power and 253,844 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days of April 6, 2015.
(4)	Includes 3,750 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days of April 6, 2015.
(5)	Includes 17,100 shares of restricted stock over which Mr. Cenac exercises sole voting power and 15,672 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days of April 6, 2015.
(6)	Includes 6,000 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days of April 6, 2015.

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(7)	Includes 54,972 shares of Common Stock that Mr. Gellert may be deemed to own through his interest in, and control of (i) JMG GST LLC, of which he is the Manager, the record owner of 44,915 shares of Common Stock and (ii) JMG Assets, LLC, of which he is the Manager, the record owner of 10,057 shares of Common Stock; and includes 43,800 shares of restricted stock over which Mr. Gellert exercises sole voting power and 245,514 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days of April 6, 2015.
(8)	Includes 45,600 shares of restricted stock over which Mr. Lorentzen exercises sole voting power, 32,500 shares of Common Stock that Mr. Lorentzen may be deemed to own through various trusts held for his children and 83,720 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days.
(9)	Includes 33,928 shares of Common Stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days of April 6, 2015.
(10)	Includes 5,095 shares of Common Stock that Mr. Regan may be deemed to own through various trusts held for his children and 33,062 shares of Common Stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days of April 6, 2015.
(11)	Includes 17,100 shares of restricted stock over which Mr. Robinson exercises sole voting power and 9,241 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days of April 6, 2015.
(12)	Includes 1,500 shares of Common Stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days of April 6, 2015.
(13)	Includes 36,928 shares of Common Stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days of April 6, 2015.
(14)	Includes the directors and named executive officers listed in the table as well as Eric Fabrikant, the Co-chief Operating Officer, and Bruce Weins, the Chief Accounting Officer. The number of shares of our Common Stock owned by all current directors and executive officers includes 748,407 shares of Common Stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days.

2015 Proxy Statement	7

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board of Directors

Pursuant to applicable Delaware law (the jurisdiction of incorporation of the Company), the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and the Company’s By-Laws, as amended (the “By-Laws”), the business and affairs of the Company are managed by or under the direction of the Board. Generally, the Board oversees the management of the Company’s business operations, determines the corporate policies and appoints the Executive Chairman, the Chief Executive Officer, the Chief Financial Officer and other executive officers of the Company.

Pursuant to the By-Laws, the number of directors constituting the Board shall be no fewer than five nor more than twelve, as may be fixed from time to time by resolution of a majority of the entire Board. The size of the Board is presently fixed at eight members. The By-Laws provide that directors of the Company are elected annually to serve until the next Annual Meeting of Stockholders or until their earlier resignation or removal. At the Annual Meeting, eight directors are to be elected to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. All of the nominees for director named below are currently directors of the Company. Unless otherwise specified, proxies will be voted FOR the election of each of the nominees named below. The Board does not expect that any of the nominees will be unable to serve as a director. However, if for any reason one or more of the nominees is unable to serve, proxies will be voted for such substitute nominees as the Board may recommend unless otherwise specified in this Proxy Statement or on the applicable proxy.

Director Independence

The Board has adopted standards for determination of director independence in compliance with the Corporate Governance Listing Standards of the NYSE. A copy of the Director Independence - Categorical Standards is available to holders of the Company’s Common Stock free of charge on the Company’s website at www.seacorholdings.com under the link chain “Investors - Corporate Governance – Governance Documents.” A director is deemed independent if the Nominating and Corporate Governance Committee and the Board find that the director is independent under the NYSE’s governance standards and the additional standards approved by the Board, which go beyond those required by the NYSE. The Board evaluates the facts and circumstances of each director candidate to determine independence. For a director to be deemed independent, the Board must conclude that a director does not have any relationship that is likely to impair his or her ability to act independently.

The Board has affirmatively determined that each member of the Board meets the Company’s independence standards with the exception of Mr. Fabrikant (because he is the current Executive Chairman and Chief Executive Officer of the Company) and Mr. Lorentzen (because he was the Chief Executive Officer of the Company until February 19, 2015).

Executive Sessions

The Company’s independent directors meet at regularly scheduled executive sessions without any members of management present to discuss issues relating to management’s performance and any other issue that may involve a potential conflict of interest with management. Executive sessions are presided over by Mr. Morse as the Lead Independent Director, who is responsible for:

•	chairing executive sessions of Board meetings, which include meetings to evaluate and review the performance of the Chief Executive Officer;
•	acting as chairman for any Board meetings when the Executive Chairman is not present;
•	conferring with the Chief Executive Officer and serving as a liaison between the independent directors (who also have direct and complete access to the Chief Executive Officer) and the Chief Executive Officer as appropriate, including providing them with consolidated feedback from executive sessions of the independent directors;
•	acting on behalf of the Company to communicate corporate governance matters to the Company’s stockholders; and

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•	together with the Chairman of the Nominating and Corporate Governance Committee, presiding over the Board’s self-evaluation.

Communications with the Board or Independent Directors

Stockholders or interested parties who wish to communicate with the Board, its Executive Chairman or Lead Independent Director and/or non-management and independent directors may do so in writing, indicating by title or name to whom correspondence should be directed. Correspondence should be sent to: SEACOR Holdings Inc., Attn: Corporate Secretary, 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316 or by e-mail to corporatesecretary@ckor.com. The non-management and independent directors have established procedures for handling communications from stockholders of the Company and have directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its committees will be forwarded to the non-management and independent directors. Communications that relate to matters that are within the responsibility of one of the Board committees will be forwarded to the chairperson of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities will be sent to the appropriate executive. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any non-employee director who wishes to review them.

The Audit Committee has established procedures for (i) the receipt, retention, and treatment of complaints, reports and concerns regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters. These procedures are published on the Company’s website, at www.seacorholdings.com, under the link chain “Investors - Corporate Governance - Governance Documents.” Such complaints, reports or concerns may be communicated to the Company’s Chief Legal Officer or the Chairman of the Audit Committee through a toll-free hotline at 1-866-384-4277 or through an internet-based reporting tool provided by EthicsPoint (www.ethicspoint.com), each available on an anonymous and confidential basis. Complaints received are logged by the Chief Legal Officer, communicated to the Chairman of the Audit Committee and investigated, under the supervision of the Audit Committee, by the Chief Legal Officer. In accordance with Section 806 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), these procedures prohibit the Company from retaliating against any person who, in good faith, submits an accounting or auditing complaint, report or concern or provides assistance in the investigation or resolution of such matters.

Board Candidate Evaluation

The process by which Board candidates are identified and assessed begins with the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is asked to identify, screen and review individuals qualified to serve as directors and ultimately recommend to the Board candidates for election at the Company’s Annual Meeting of Stockholders. After completing its evaluation, the Nominating and Corporate Governance Committee presents its recommendation to the Board for consideration and approval. The Nominating and Corporate Governance Committee, in formulating its recommendation of candidates to the Board (including current directors being considered for re-election), and the Board in its consideration of such candidates, consider each candidate’s personal qualifications (particularly in light of the Company’s various lines of business) and how such personal qualifications effectively address the then perceived current needs of the Board. Appropriate personal qualifications and criteria for Board membership include the following:

•	experience investing in and/or guiding complex businesses as an executive leader or as an investment professional within an industry or area of importance to the Company;
•	proven judgment, competence and/or substantial accomplishments within an industry or area of importance to the Company;
•	prior or current association with institutions noted for their excellence;
•	complementary professional skills and experience addressing the complex issues facing a multifaceted international organization;
•	an understanding of the Company’s businesses and the environment in which the Company operates; and
•	diversity as to business experiences, educational and professional backgrounds and ethnicity.

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Having evaluated the Board candidates pursuant to these processes and criteria, the Nominating and Corporate Governance Committee recommended, and the Board determined to nominate, each of the incumbent directors named below for re-election.

The Company will report any material change to this procedure in an appropriate filing with the Securities and Exchange Commission (the “SEC”) and will make any such changes available promptly on the Investor Relations section of the Company’s website at www.seacorholdings.com.

Biographical Information

Set forth below is certain biographical information with respect to each nominee for election as director:

Name	Age	Position	Director Since
Charles Fabrikant	70	Executive Chairman and Chief Executive Officer	December 1989
David R. Berz(1)(2)	66	Director	February 2014
Pierre de Demandolx(1)(2)	74	Director	April 1994
Oivind Lorentzen	64	Vice Chairman	August 2001
Andrew R. Morse(1)(2)(3)	69	Lead Independent Director	June 1998
R. Christopher Regan(1)(3)	60	Director	September 2005
David M. Schizer(2)(3)	46	Director	November 2014
Steven J. Wisch(2)(3)	53	Director	August 2003

(1)	Member of the Compensation Committee
(2)	Member of the Nominating and Corporate Governance Committee
(3)	Member of the Audit Committee

Charles Fabrikant is Executive Chairman and Chief Executive Officer and has been a director of the Company and several of its subsidiaries since the Company's inception in 1989. Mr. Fabrikant has served as a director and member of the Audit Committee of Diamond Offshore Drilling, Inc., a contract oil and gas driller, since January 2004. Mr. Fabrikant serves as the Non-Executive Chairman of the Board of the Company's former aviation division, Era Group Inc. (“Era Group”), an international helicopter operator providing transportation services to the offshore drilling industry. He served as the President and Chief Executive Officer of Era Group from October 2011 through April 2012. He is also President of Fabrikant International Corporation (“FIC”), a privately owned corporation engaged in marine investments. FIC may be deemed an affiliate of the Company. Mr. Fabrikant is a graduate of Columbia University School of Law and Harvard University.

With over 30 years experience in the maritime, transportation, investment and environmental industries and given his position as the founder and former President and current Chief Executive Officer of the Company, Mr. Fabrikant’s broad experience and deep understanding of the Company make him uniquely qualified to serve as a director.

David R. Berz has been a director of the company since February 2014. He was a partner of Weil, Gotshal & Manges LLP, from August 1985 through December 2013, where he headed the law firm’s environmental practice. Mr. Berz is a nationally acknowledged authority on U.S. and international environmental law. As a litigator, he served as lead counsel in civil and criminal environmental matters involving federal and state water, air and hazardous waste and substance statutes. He regularly counseled multinational corporations and boards of directors in developing environmental compliance and social responsibility programs and serves as environmental counsel to financial institutions. He co-authored the three-volume treatise Environmental Law in Real Estate and Business Transactions and frequently lectures and writes on a broad range of environmental topics. Mr. Berz received the American Bar Association’s 2011 Award for Excellence in Environmental and Resources Stewardship. Mr. Berz serves on the Board of Trustees of the Legal Aid Society of the District of Columbia and on the Board of Governors of the American Jewish Committee. He is past president of the Dean’s Council of the George Washington University School of Law.

Mr. Berz’s extensive knowledge of U.S. and international environmental law has been and will continue to be of invaluable assistance to the Company in assessing and complying with local, state, federal and international water and air quality standards.

Pierre de Demandolx has been a director of the company since April 1994. He has been a general partner of DPH Conseils, a Paris-based shipping and energy consulting company, since October 2003 and a director of Capital Product LP, an international transportation company focused on the crude tanker industry, since November 2011 after

10	2015 Proxy Statement

its merger with Crude Carriers Corp. He was a director of Crude Carriers Corp. from March 2010 until October 2011. From April 1999 until October 2003, Mr. de Demandolx was the Managing Director of Petroleum Development and Diversification, a London-based consulting agency. From 1995 until September 2001, he was a director of Compagnie Nationale de Navigation (“CNN”), a Paris-based public shipping company owned by Worms et Cie until 1998, and owned by Compagnie Maritime Belge until 2001. Mr. de Demandolx was the Chief Executive Officer of CNN from September 1990 to June 1996. From 1996 until October 1997, Mr. de Demandolx was the Chairman of the Board of Héli-Union, a Paris-based helicopter transportation company.

Mr. de Demandolx’s extensive experience in the shipping and energy industries adds great value to the Board as his experience is directly related to the Company’s lines of business and adds perspective to the Compensation Committee, of which he is a member.

Oivind Lorentzen is Vice Chairman of the Board and has been a director of the Company since August 2001. Mr. Lorentzen served as Chief Executive Officer of the Company from September 2010 through February 2015. He served as a director of the Company’s former aviation division, Era Group, from February 2013 through October 2015. From 1990 until September 2010, Mr. Lorentzen was President of Northern Navigation America, Inc., a Stamford, Connecticut based investment management and ship-owning agency company concentrating in specialized marine transportation and ship finance. From 1979 to 1990, Mr. Lorentzen was Managing Director of Lorentzen Empreendimentos S.A., an industrial and shipping group in Brazil, and he served on its Board of Directors until December 2005. Mr. Lorentzen was Chairman of NFC Shipping Funds, a leading private equity fund in the maritime industry, from 2000 to 2008. Mr. Lorentzen is also a director of Blue Danube, Inc., a privately owned corporation engaged as an inland marine service provider, and a director of Genesee & Wyoming Inc., an owner and operator of short line and regional freight railroads. He also provides valuable insight to the Board and a deep understanding of the Company’s operations as the Company’s former Chief Executive Officer.

Mr. Lorentzen adds a valuable perspective to the Board given his strong background in finance in the maritime industry, having served as the CEO of an investment management and ship-owning company specializing in ship finance.

Andrew R. Morse has been a director of the company since June 1998. He has been a Managing Director and Senior Portfolio Manager of Morse, Towey and White, a wholly-owned wealth management unit of High Tower Advisors Inc., a Chicago based firm of investment advisors since July 31, 2010. In addition, Mr. Morse serves on the Board of Directors and on the Audit Committee of High Tower Advisors Inc. Mr. Morse was a managing director and senior portfolio manager of UBS Financial Services, Inc., from October 2001 until July 2010. Mr. Morse was Senior Vice President-Investments of Salomon Smith Barney Inc. of New York, an investment banking firm, and Smith Barney Inc., its predecessor, from March 1993 to October 2001. Mr. Morse sits on numerous philanthropic boards and is Treasurer of the American Committee of the Weizmann Institute of Science and serves on the Management Committee of the Weizmann Institute of Science in Rehovot, Israel. Mr. Morse served as a director of Seabulk International, Inc., both before and following its merger with the Company in July 2005 until March 2006.

Mr. Morse’s deep experience in wealth management and corporate finance provides a valuable resource to the Board. In addition, his finance experience through advising high net worth individuals and investment entities adds a valuable perspective to the Board and makes him well qualified to serve as Chairman of the Audit Committee. In addition, foreign governments have sought his experience on international corporate finance with respect to issues such as complex energy crisis management and other significant matters of public policy related to the Company’s lines of business.

R. Christopher Regan has been a director of the company since September 2005. He is Co-Founder and, since March 2002, Managing Director, of The Chartis Group, a management consultancy group offering strategic, operational, risk management, governance and compliance advice to U.S. healthcare providers, suppliers and payers. Prior to co-founding The Chartis Group in 2001, Mr. Regan served from March 2001 to December 2001 as President of H-Works, a healthcare management consulting firm and a division of The Advisory Board Company. From January 2000 through December 2000, Mr. Regan served as Senior Vice President of Channelpoint, Inc., a healthcare information services company. Mr. Regan also serves as a Trustee of Hamilton College and Ascension Health Ventures.

Mr. Regan’s experience providing advice regarding business valuations, risk management, financial governance and compliance adds to the Board’s breadth of experience on these important factors, and especially benefits the Compensation and Audit Committees, of which he is a member.

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David M. Schizer has been a director of the company since November 2014. He is Dean Emeritus and the Harvey R. Miller Professor of Law and Economics at Columbia Law School. He served as Dean of Columbia Law School from July 1, 2004 through June 30, 2014. Mr. Schizer served on the Board of Directors of Sapphire Industries, a blank check acquisition company, from December 2007 through December 2010. Mr. Schizer also serves as Co-director of the Richard P. Richman Center for Business, Law, and Public Policy; Co-director of the Charles Evans Gerber Transactional Studies Center; Co-director of the Center for Israeli Legal Studies; director of the Columbia Law review; and director of the 92nd Street Y. Mr. Schizer is one of the nation's leading tax law scholars, and also is an expert in energy law and corporate governance issues.

Mr. Schizer’s experience in complex tax transactions, energy law and corporate governance provides valuable insight in analyzing complex tax initiatives and qualifies him to serve on the Company’s Audit Committee and Nominating and Corporate Governance Committee.

Steven J. Wisch has been a director of the company since August 2003. Mr. Wisch has been the Chairman of Channel Control Merchants, LLC, a deep discount retail and reverse logistics company, since 2014 and the Managing Partner of El Dorado Partners, LLC, an investment firm since 2013. Mr. Wisch was a Co-Founder of IREO, an Indian real estate development fund from 2005 through 2012 and the Co-Founder and Managing Partner of India Equity Partners, an Indian private equity fund from 2006 through 2013. From November 2003 through 2005, Mr. Wisch was President of Related Investments, a New York based private investment firm. From December 2001 through August 2002, Mr. Wisch was Chief Operating Officer of The 9/11 United Services Group, a New York based not-for-profit organization. In December 2001, Mr. Wisch retired as a Partner and Managing Director of Goldman, Sachs & Co., an international investment bank, where he was employed from 1983 through 1985 and again from 1987 through December 2001. Mr. Wisch also serves on the Boards of Louis Dreyfus Commodities Holdings, the U.S.-India Business Council, and Channel Control Merchants, LLC. Mr. Wisch serves on various advisory boards at Stanford University, he is Co-Chairman of The Ramer Institute in Berlin, Germany, and he is a member of the Council on Foreign Relations.

Mr. Wisch’s experience with the Company dates back to his time at Goldman Sachs. He introduced Goldman Sachs to SEACOR and Goldman Sachs became an early investor in the Company. He also worked on the Company’s initial public offering. His strong finance background and international and investment banking experience qualify him as a financial expert and bring significant value to the Audit Committee, of which he is a member.

Voting. Directors will be elected by a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting. If you do not wish your shares to be voted for any particular nominee, please identify any nominee for whom you “withhold authority” to vote on the enclosed proxy card.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR-NOMINEES NAMED ABOVE.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that each director and executive officer of the Company and each person owning more than 10% of the Common Stock report his or her initial ownership of Common Stock and any subsequent changes in that ownership to the SEC. The Company is required to disclose in this Proxy Statement any failure to file or late filings of such reports with respect to the most recent fiscal year.

Based solely upon a review of copies of forms furnished to the Company or written representations from certain reporting persons that no Form 5s were required for such reporting persons, the Company believes that during the 2013 fiscal year all Section 16(a) filing requirements were satisfied.

INFORMATION RELATING TO THE BOARD OF DIRECTORS AND
COMMITTEES THEREOF

Meetings

During the year ended December 31, 2014, the Board held six meetings. The Board also took action pursuant to Unanimous Written Consent on nine occasions. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which they served during their tenure in 2014. Although the Company does not have a formal policy requiring Board members to attend the Annual Meeting, six of the seven Board members then serving attended the Company’s 2014 Annual Meeting.

Compensation of Directors

Directors who are also officers of the Company receive no remuneration by reason of such directorship and are not compensated for attending meetings of the Board or standing committees thereof. During 2014, non-employee directors were paid at an annual rate of $52,000 and received $4,000 for every Board and Committee meeting attended in person and $2,000 per meeting for telephonic attendance.

The SEACOR Holdings Inc. 2014 Share Incentive Plan (the “Share Incentive Plan”), is administered by the Board or by a committee designated by the Board, under which each non-employee director is granted options and shares of Common Stock. It is the policy of the Board to award annual equity grants to each non-employee director consisting of 3,000 options to purchase shares of Common Stock and 500 shares of Common Stock at its regularly pre-scheduled annual meetings. The 500 shares of Common Stock granted are delivered in four equal installments beginning with the date of such annual meeting and on the dates that are three, six and nine months thereafter (each such installment of shares, until the delivery date thereof, “Unvested Stock Award”). These grants are made on dates previously established by the Board and the Company does not time the release of non-public information for the purpose of affecting the value of equity awards.

The exercise price of the options granted is the fair market value per share of Common Stock on the date the options were granted. Options are exercisable at any time following the earlier of the first anniversary of, or the next Annual Meeting after, the date of grant, for a period of up to ten years from the date of grant. Subject to the accelerated vesting of options upon a non-employee director’s death or disability or a change in control of the Company, if a non-employee director’s service as a director of the Company is terminated, his or her options that are not then exercisable will terminate. A non-employee director’s options that are vested but not exercised may, subject to certain exceptions, be exercised within one year after the date of termination of service as a director in cases of termination by reason of voluntary retirement, failure of the Company to nominate such director for re-election or failure of such director to be re-elected by stockholders after nomination by the Company, or termination of service as a director by reason of death or disability. If a non-employee director’s service as a director of the Company terminates for any reason, any and all Unvested Stock Awards will terminate.

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NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The following table shows the compensation of the Company’s non-employee directors for the year ended December 31, 2014. Mr. Oivind Lorentzen, Vice Chairman of the Board since February 2015, served as Chief Executive Officer of the Company until February 2015. Beginning February 2015, Mr. Lorentzen will be compensated pursuant to the Company’s compensation policy for non-management directors.

Name	Fees earned or paid in cash(4) ($)	Stock Awards(5) ($)	Option Awards(6) ($)	Total ($)
David R. Berz(1)(2)(7)	92,078	39,734	99,000	230,812
Pierre de Demandolx(1)(2)(8)	100,000	39,734	78,570	218,304
Andrew R. Morse(1)(2)(3)(9)	104,000	39,734	78,570	222,304
R. Christopher Regan(1)(3)(10)	96,000	39,734	78,570	214,304
David M. Schizer(2)(3)(11)	15,065	8,893	33,597	57,555
Steven J. Wisch(2)(3)(12)	94,000	39,734	78,570	212,304

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Audit Committee.
(4)	Non-employee directors were paid at an annual rate of $52,000 and received $4,000 for every Board and Committee meeting attended in person and $2,000 for each meeting attended by telephone.
(5)	On May 28, 2014, each of the non-employee directors then serving on the Board was granted 500 shares of Common Stock (consistent with the previous year). The dollar amount of stock awards set forth in this column is equal to the grant date fair value of such stock awards calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 without regard to forfeitures for stock-based compensation (Formerly FAS 123R). Discussion of the policies and assumptions used in the calculation of grant date value are set forth in Notes 1 and 13 of the Consolidated Financial Statements in the Company’s 2014 Annual Report on Form 10-K. The shares of Common Stock are delivered in four equal installments beginning with the date of grant and on the dates that are three, six and nine months thereafter.
(6)	On May 28, 2014, each of the non-employee directors then serving on the Board was granted 3,000 options to purchase shares of Common Stock (consistent with the previous year). The dollar amount of option awards set forth in this column is equal to the grant date fair value of such option awards calculated in accordance with FASB ASC Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of the compensation cost are set forth in Notes 1 and 13 of the Consolidated Financial Statements in the Company’s 2014 Annual Report on Form 10-K. The options are exercisable at any time following the earlier of the first anniversary of, or the next annual meeting after, the date of grant, provided that such non-employee director continues to serve as a director of the Company on that date, subject to earlier acceleration upon death, disability, voluntary retirement or change in control.
(7)	Mr. Berz joined the Board on February 10, 2014. In connection therewith, Mr. Berz received a pro-rata grant of 750 options to purchase shares of Common Stock (consistent with grants made to non-employee directors during the previous year). Mr. Berz’s compensation was pro-rata based on his period of service. As of December 31, 2014, Mr. Berz had 3,750 outstanding options to purchase Common Stock, of which 750 were exercisable.
(8)	As of December 31, 2014, Mr. de Demandolx had 6,000 outstanding options to purchase Common Stock, of which 3,000 were exercisable.
(9)	As of December 31, 2014, Mr. Morse had 33,928 outstanding options to purchase Common Stock, of which 30,928 were exercisable.
(10)	As of December 31, 2014, Mr. Regan had 33,062 outstanding options to purchase Common Stock, of which 30,062 were exercisable.
(11)	Mr. Schizer joined the Board on November 11, 2014. Mr. Schizer’s compensation was pro-rata based on his period of service. As of December 31, 2014, Mr. Schizer had 1,500 outstanding options to purchase Common Stock, of which none were exercisable.
(12)	As of December 31, 2014, Mr. Wisch had 36,928 outstanding options to purchase Common Stock, of which 33,928 were exercisable.

Corporate Governance Guidelines and Codes of Ethics

SEACOR has adopted a set of Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Supplemental Code of Ethics. A copy of each of these documents is available on the Company’s website at www.seacorholdings.com, under the link chain “Investors - Corporate Governance - Governance Documents” and is also available to stockholders in print without charge upon written request to the Company’s Investor Relations Department, 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316, or via e-mail to: InvestorRelations@ckor.com.

SEACOR’s Corporate Governance Guidelines address areas such as director responsibilities and qualifications, director compensation, management succession, board committees and annual self-evaluation. SEACOR’s Code of Business Conduct and Ethics is applicable to its directors, officers and employees and its Supplemental Code of Ethics is applicable to SEACOR’s Executive Chairman, Chief Executive Officer and senior financial officers. SEACOR will disclose future amendments to, or waivers from, certain provisions of its Supplemental Code of Ethics on its website within two business days following the date of such amendment or waiver.

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Committees of the Board

The Company has three standing committees: the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The charter of each such committee is available on the Company’s website at www.seacorholdings.com, under the link chain “Investors - Corporate Governance - Governance Documents” and is also available to stockholders in print without charge upon written request to the Company’s Investor Relations Department, 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316, or via e-mail to: InvestorRelations@ckor.com.

Nominating and Corporate Governance Committee

Committee Function. The Nominating and Corporate Governance Committee assists the Board with:

•	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for election at the Company’s Annual Meeting of Stockholders and to fill Board vacancies;
•	recommending modifications, as appropriate, to the Company’s policies and procedures for identifying and reviewing Board candidates, including those related to Board candidates submitted for consideration by stockholders;
•	reviewing the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities;
•	periodically reviewing the size of the Board and recommending any appropriate changes;
•	overseeing the evaluation of the Board and management;
•	recommending changes in director compensation;
•	successor planning; and
•	various governance responsibilities.

Charter and Meetings. The Nominating and Corporate Governance Committee held three meetings during the last fiscal year. The Nominating and Corporate Governance Committee meets as frequently as circumstances dictate but not less than once a year. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.seacorholdings.com, under the link chain “Investors - Corporate Governance - Governance Documents.”

Each Nominating and Corporate Governance committee member has been determined by the Board to be “independent” within the meaning of the NYSE listing standards. The current members of the Nominating and Corporate Governance Committee are Messrs. Berz, de Demandolx, Morse, Schizer and Wisch (Chair). Mr. Schizer joined the Nominating and Corporate Governance Committee in November 2014.

Selection of Board Nominees. To fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management to attract candidates with those qualifications.

To identify new director candidates, the Nominating and Corporate Governance Committee seeks advice and names of candidates from its members, other members of the Board, members of management and other public and private sources. The Nominating and Corporate Governance Committee, in formulating its recommendation of candidates to the Board, considers each candidate’s personal qualifications (particularly in light of the Company’s various lines of business) and how such personal qualifications effectively address the then perceived current needs of the Board. Appropriate personal qualifications and criteria for Board membership include the following:

•	experience investing in and/or guiding complex businesses as an executive leader or as an investment professional within an industry or area of importance to the Company;
•	proven judgment, competence and/or substantial accomplishments within an industry or area of importance to the Company;

2015 Proxy Statement	15

•	prior or current association with institutions noted for their excellence;
•	complementary professional skills and experience addressing the complex issues facing a multifaceted international organization;
•	an understanding of the Company’s businesses and the environment in which the Company operates; and
•	diversity as to business experiences, educational and professional backgrounds and ethnicity.

The Nominating and Corporate Governance Committee has the authority to retain a search firm to assist it in these efforts. After the Nominating and Corporate Governance Committee completes its evaluation, it presents its recommendations to the Board for consideration and approval.

The Nominating and Corporate Governance Committee evaluated the director nominees and recommended that the Board nominate each director nominee named above for re-election.

Stockholder Recommendations. The Nominating and Corporate Governance Committee considers director candidates suggested by the Company’s stockholders provided that the recommendations are made in accordance with the procedures required under the Company’s By-Laws for nomination of directors by stockholders and described in this Proxy Statement under the heading “Stockholder Nomination of Directors.” Stockholder nominations that comply with these procedures and meet the criteria outlined above will receive the same consideration that the Nominating and Corporate Governance Committee’s nominees receive.

Audit Committee

Committee Function. The Audit Committee assists the Board to fulfill its responsibility to oversee:

•	management’s execution of the Company’s financial reporting process, including the reporting of any material events, transactions, changes in accounting estimates or changes in important accounting principles and any significant issues as to adequacy of internal controls;
•	the selection and performance of the Company’s independent registered public accounting firm (including its qualifications and independence);
•	the review of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof;
•	the Company’s systems of internal accounting and financial controls and the annual independent audit of the Company’s financial statements;
•	risk management and controls, which include assisting management in identifying and monitoring risks, developing effective strategies to mitigate risk, and incorporating procedures into its strategic decision-making (and reporting developments related thereto to the Board); and
•	the processes for handling complaints relating to accounting, internal accounting controls and auditing matters.

Charter and Meetings. The Audit Committee held six meetings during the last fiscal year. The Committee also took action pursuant to Unanimous Written Consent on two occasions. The charter of the Audit Committee is available on the Company’s website at www.seacorholdings.com under the link chain “Investors - Corporate Governance - Governance Documents.”

The current members of the Audit Committee are Messrs. Morse (Chair), Regan, Schizer and Wisch. Mr. Schizer joined the Audit Committee in November 2014. The Board has determined that all members of the Audit Committee are “independent” and “financially literate” under the applicable rules of the NYSE. The Board has further determined that Mr. Morse is an “Audit Committee Financial Expert” within the meaning of the regulations of the SEC, and is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A of the rules promulgated under the Exchange Act. Additionally, each member of the Audit Committee meets the heightened requirement for independence set forth in the Sarbanes-Oxley Act.

The Audit Committee’s role is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee recognizes that Company management, including the internal audit staff, or outside provider of such services, and the independent registered public accounting firm has more time,

16	2015 Proxy Statement

knowledge and detailed information about the Company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.

The Audit Committee’s principal responsibilities include: (i) appointing and reviewing the performance of the independent registered public accounting firm; (ii) reviewing and, if appropriate and necessary, pre-approving audit and permissible non-audit services of the independent registered public accounting firm; (iii) reviewing the adequacy of the Company’s internal and disclosure controls and procedures; (iv) reviewing and reassessing the adequacy of the Company’s charter; (v) reviewing with management any significant risk exposures; (vi) reviewing with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements; (vii) reviewing and discussing with management and the independent registered public accounting firm all critical accounting policies and practices used by the Company and any significant changes thereto; (viii) reviewing and discussing with management, the independent registered public accounting firm and the internal auditor any significant findings during the year, including the status of previous audit recommendations; (ix) assisting the Board in monitoring compliance with legal and regulatory requirements; and (x) establishing and maintaining procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

AUDIT COMMITTEE REPORT

In connection with the Company’s consolidated financial statements for the year ended December 31, 2014, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;
•	discussed with the Company’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees; and
•	received the written disclosures and the letter from Ernst & Young LLP as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with Ernst & Young LLP that firm’s independence.

Based on the review and discussions with the Company’s management and the independent registered public accounting firm, as set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

The foregoing report is respectfully submitted by the Audit Committee.

Andrew R. Morse
R. Christopher Regan
David M. Schizer
Steven J. Wisch

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Committee

Committee Function. The Compensation Committee, among other things:

•	approves, either on its own or in consultation with the Company’s independent directors, the compensation of the Executive Chairman, the Chief Executive Officer, other executive officers, and certain officers or managers of a Business Unit or subsidiary who receive an annual base salary of more than $300,000;
•	evaluates the performance of the Executive Chairman and the Chief Executive Officer and reports its findings to the Board;

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•	reviews, approves and makes recommendations with respect to changes in incentive compensation and equity-based plans;
•	approves all grants of stock options and restricted stock awards;
•	reviews and makes recommendations with respect to director compensation;
•	prepares a report to be included in the Company’s annual proxy statement; and
•	conducts an annual performance self-evaluation.

The Chairman of the Compensation Committee sets the agenda for meetings of the Compensation Committee. The meetings are attended by the Chief Executive Officer, if requested. At each meeting, the Compensation Committee has the opportunity to meet in executive session. The Chairman of the Compensation Committee reports the actions of the Compensation Committee regarding compensation of executive officers to the full Board. The Compensation Committee has the sole authority to retain compensation consultants to assist in the evaluation of director or executive officer compensation, has sole authority to determine compensation of such consultants, and is responsible for the oversight of any such consultants. The Compensation Committee determined not to employ a compensation consultant with respect to 2015 compensation decisions. Data required by the Compensation Committee was collected by the Company’s legal and finance departments from outside data services, such as Equilar’s research database, a resource for analyzing executive compensation and executive pay trends, and through publicly available compensation-related information.

Charter and Meetings. The Compensation Committee met seven times in 2014 and acted by Unanimous Written Consent on five occasions. The Compensation Committee meets as frequently as circumstances dictate but not less than once a year. The charter of the Compensation Committee is available on the Company’s website at www.seacorholdings.com, under the link chain “Investors - Corporate Governance - Governance Documents.”

The Compensation Committee consists entirely of “Non-Employee Directors,” as defined by Rule 16b-3 under the Exchange Act, all of whom satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Board has determined that each of the directors serving on the Compensation Committee is “independent” within the meaning of the listing standards of the NYSE.

Interlocks and Insider Participation. The members of the Compensation Committee during fiscal year 2014 were Messrs. Berz, De Demandolx, Morse and Regan (Chair). Each member of the Compensation Committee is an independent director. No member of the Compensation Committee: (i) was an officer or employee of the Company or any of its subsidiaries during 2014; (ii) was formerly an officer of the Company or any of its subsidiaries; or (iii) served on the board of directors of any other company any of whose executive officers served on the Company’s Compensation Committee or its Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference to this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The foregoing report is respectfully submitted by the Compensation Committee.

David R. Berz
Pierre De Demandolx
Andrew Morse
R. Christopher Regan

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary – 2014 Company Performance and Compensation Actions

Overview

SEACOR and its subsidiaries are in the business of owning, operating, investing in and marketing equipment, primarily in the offshore oil and gas, shipping and logistics industries. The Company conducts its activities in the following reporting segments:

Offshore Marine Services operates a diverse fleet of support vessels primarily servicing offshore oil and gas exploration, development and production facilities worldwide. The vessels deliver cargo and personnel to offshore installations; handle anchors and mooring equipment required to tether rigs to the seabed; tow rigs and assist in placing them on location and moving them between regions; and carry and launch equipment such as remote operated vehicles or “ROVs” used underwater in drilling and well installation, maintenance, and repair. In addition, Offshore Marine Services' vessels provide accommodations for technicians and specialists, and provide standby safety support and emergency response services. Offshore Marine Services also operates a fleet of lift boats in the U.S. Gulf of Mexico supporting well intervention, work-over, decommissioning and diving operations. In non-oil and gas industry activity, Offshore Marine Services operates vessels primarily used to move personnel and supplies to offshore wind farms in Europe.

Inland River Services operates river transportation equipment used for moving agricultural and industrial commodities and petroleum and chemical products on the U.S. Inland River Waterways, primarily the Mississippi River, Illinois River, Tennessee River, Ohio River and their tributaries and the Gulf Intracoastal Waterways. Internationally, Inland River Services has barge operations on the Magdalena River in Colombia and on the Parana-Paraguay River Waterways in Brazil, Bolivia, Paraguay, Argentina and Uruguay. In addition to its primary barge and towboat businesses, Inland River Services operates and invests in high-speed multi-modal terminal facilities for both dry and liquid commodities and barge fleeting locations in various areas of the Inland Waterway System; a broad range of service facilities including machine shop, gear and engine repairs and the repair and drydocking of barges and towboats at strategic locations on the U.S. Inland River Waterways; and a transshipment terminal at the Port of Ibicuy, Argentina.

Shipping Services operates a diversified fleet of U.S.-flag marine transportation related assets, including its 51% controlling interests in certain of its subsidiaries, which owns product tankers servicing the U.S. coastwise trade of crude oil, petroleum and chemical products, and including its harbor tugs servicing vessels docking in U.S. Gulf and East Coast ports. Through its non-controlling interest in Dorian LPG Ltd. (“Dorian”), Shipping Services also invests in foreign-flag Very Large Gas Carriers servicing the international Liquefied Petroleum Gas trade. Additional services include liner and short-sea transportation to and from ports in Florida, Puerto Rico, the Bahamas and the Western Caribbean; a terminal support and bunkering operation in St. Eustatius; a U.S.-flag articulated tug and dry-bulk barge operating on the Great Lakes; and a U.S.-flag offshore tug and technical ship management services for third party vessel owners.

Illinois Corn Processing, LLC (“ICP”) operates an alcohol manufacturing, storage and distribution facility located in Pekin, Illinois. The Company owns a 70% interest in ICP. A flexible production platform and infrastructure enables ICP to produce, store and distribute a variety of high-quality alcohol used in the food, beverage, industrial and petrochemical end-markets as well as fuel grade ethanol.

Other has activities that primarily include:

•	emergency and crisis services;
•	agricultural commodity trading and logistics;
•	lending and leasing activities; and
•	non-controlling investments in various other businesses, primarily industrial aviation service businesses in Asia.

Our Chief Executive Officer and Chief Financial Officer, as well as the other executive officers included in the Summary Compensation Table on page 36, are referred to as the “Named Executive Officers” or “NEOs” throughout this Proxy Statement.

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Our Business Environment

The segments in which we operate are fragmented with many competitors and are driven by macroeconomic conditions that influence the need for our services. The Company’s financial success and growth are dependent on maintaining a relevant asset base for its lines of business, anticipating trends in logistics and equipment design and market movements, maintaining efficient operations spread over many geographic regions, building the business organically as well as finding new investments and acquisitions to build on existing businesses, pro-actively managing its cash and balance sheet, ensuring access to capital, and finding new investment opportunities. Mergers and acquisitions, divestitures, the successful formation and maintenance of joint ventures, designing and building new equipment and trading assets are all essential elements of the Company’s business.

In 2014, we engaged in several significant corporate transactions, including:

(i)	a joint venture with Avista Capital Partners in which it invested approximately $150 million for a non-controlling interest in SEACOR subsidiaries operating a fleet of seven U.S.-flag Jones Act vessels and the construction of three 50,000 DWT product tankers;
(ii)	the development of CLEANCOR Energy Solutions LLC, a joint venture focusing on financing for, and investment in, clean-fuel start-up early stage enterprises, technologies, infrastructure, logistics services and projects;
(iii)	completing sale-leasebacks in the offshore and shipping divisions valued at $136.1 million; and
(iv)	a $39 million contribution of segment profit by Illinois Corn Processing, LLC, our industrial alcohol manufacturing, storage and distribution facility located in Pekin, Illinois.

In 2014, the Company:

•	achieved a 65% year-over-year increase in operating income to $165.2 million;
•	increased after-tax earnings from continuing operations by $52.9 million to $100.1 million;
•	earned a 103% year-over-year increase in diluted earnings per common share from continuing operations to $4.71; and
•	sold property and equipment for net proceeds of $300.1 million ($254.8 million in cash and $45.3 million in seller financing).

Consideration of Say-On-Pay Vote Results

At the Company’s 2014 Annual Meeting of Stockholders, a non-binding, advisory vote was taken with respect to the compensation of the Company’s Named Executive Officers. Stockholders expressed substantial support for the compensation of the Company’s Named Executive Officers, with over 89% of the votes cast in favor of the “say-on-pay” advisory resolution approving the Company’s Named Executive Officer compensation. The Compensation Committee considered the results of the 2014 advisory vote and also considered other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis.

Significant 2014 Compensation Actions

For 2014, the Compensation Committee continued to structure our senior executives’ pay packages so that a significant portion of their 2014 compensation was dependent upon performance. These actions included the following:

•	adjustments to salaries from 2013 levels, which had remained frozen since 2007;
•	adjustments in annual cash bonuses awarded in response to Company and individual performance; and
•	keeping equity awards at approximately the same level as 2013, with the exception of our former Chief Executive Officer, who received no equity awards.

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Current Executive Compensation “Best Practices”

For 2014, we employed the following executive compensation best practices:

•	Adjustments to Base Salaries. In 2014, Matthew R. Cenac’s salary was increased in connection with his appointment as the Chief Financial Officer. Other NEOs’ base salaries were unchanged.
•	Deferred 40% of Annual Bonuses. We continued our practice of deferring payment of 40% of our NEOs’ annual bonuses to subsequent years, with 20% to be paid in the first quarter of 2016 and the remaining 20% to be paid in the first quarter of 2017.
•	Five-Year Vesting of Restricted Stock and Stock Options. Typically, approximately one-half of each executive’s long-term incentive grant is delivered as stock options (priced at four designated quarterly dates throughout the year of grant) and one-half as restricted stock, each of which has a five-year vesting period.
•	Peer Benchmarking Practices. While we reviewed general market data to set 2014 compensation levels, we did not target any particular level against a set peer group as we do not believe a completely comparable group exists.
•	Clawback Policy. The Company has a clawback policy applicable to our NEOs’ executive compensation.
•	No Repricing or Replacing Outstanding Stock Options. We have never repriced or replaced any of our outstanding stock options.
•	No Perquisites. We do not grant perquisites to our NEOs that are different from the perquisites available to all our employees generally.
•	No Tax Gross-ups. We have never provided any tax gross-up payments to NEOs and have no contract or agreement with any NEO that provides for a tax gross-up payment, including those related to change-of-control payments subject to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.
•	No Excessive Severance Payments. We have no termination arrangements with our NEOs, and there are no excessive severance payments in case of their termination of employment.
•	Double-Trigger Vesting. Awards under our Share Incentive Plan contain a so-called “double-trigger” vesting provision, which generally provides that awards will not be accelerated upon a change of control of the Company if (i) an acquiror replaces or substitutes outstanding awards in accordance with the requirements of the Share Incentive Plan and (ii) a participant holding the replacement or substitute award is not involuntarily terminated within two years following the change of control.
•	No Hedging By Our NEOs. The Company has adopted prohibitions against hedging of Company stock.
•	No Pledging By Our NEOs. The Company has adopted prohibitions against pledging of Company stock.
•	No Guaranteed Bonuses. We believe that bonuses should reflect actual company and individual performance. Therefore, we do not guarantee bonus payments to our NEOs.
•	No Common Performance Metrics Used for Annual and Long-Term Incentives. As detailed below, we use different performance metrics for our annual and long-term incentive plans.
•	No Employment Contracts with NEOs. We do not maintain any employment contracts with our NEOs.
•	No Severance Agreements with NEOs. We do not maintain any severance agreements with our NEOs.
•	No Change-of-Control Agreements with NEOs. We do not maintain any change-of-control agreements with our NEOs.

Executive Compensation Philosophy and Objectives

The Company seeks to align the interests of its executive officers and key managers with those of its stockholders by granting stock options and awarding restricted stock under an extended vesting schedule of five years. Using five-year vesting for both restricted stock and stock option awards reflects the Company’s expectation that senior executives with influence over the Company’s strategic decisions regard themselves as long-term owners with values consistent with long-term stockholders, which is evident by the significant amount of equity voluntarily held by senior executives long after equity awards have vested. In addition, the Company’s payout of bonuses over

2015 Proxy Statement	21

three years, with 60% distributed in the first year and 20% distributed in each of the following two years, further demonstrates the Company’s philosophy of rewarding longer-term financial and operating performance.

Setting Executive Compensation

Oversight of Compensation Programs

The Compensation Committee is responsible for overseeing our senior executive compensation programs. See page 17 of this Proxy Statement for more information on the role and responsibilities of the Compensation Committee in its review of executive compensation and related corporate governance and page 4 of this Proxy Statement for a discussion of the Company’s assessment of risk related to its compensation programs.

Use of Compensation Consultants

The Compensation Committee decided not to employ a compensation consultant in determining or recommending the amount or form of officer or director compensation for 2014. Data required by the Compensation Committee was collected by the Company’s legal and finance departments and outside data services, such as Equilar and reviewed and discussed from time to time at Compensation Committee meetings.

Role of Executive Officers in Compensation Decisions

In evaluating executive compensation, the Executive Chairman and the Chief Executive Officer focus on senior employees and their progress in meeting individual goals in relation to how well their peers, their respective business units and the entire Company have performed. In a series of informal group discussions and formal Compensation Committee meetings typically held in the latter part of each year through March of the following year, the Compensation Committee, the Executive Chairman, and the Chief Executive Officer meet to review the following factors in setting compensation for senior executives:

(i)	the Company’s corporate transactions, financial results and projections;
(ii)	the individual performance of the Company’s executive officers and the overall performance of each business unit;
(iii)	the Executive Chairman’s and Chief Executive Officer’s recommendations; and
(iv)	prevailing conditions in the job market.

Role of the Compensation Committee

In addition, the Compensation Committee considers the following factors:

(i)	market comparisons for cash and equity compensation;
(ii)	the potential for future roles within the Company;
(iii)	the risk in not retaining an individual;
(iv)	total compensation levels before and after the recommended compensation amounts;
(v)	compensation summaries for each senior executive that total the dollar value of all compensation-related programs, including salary, annual incentive compensation, long-term compensation, deferred compensation and other benefits; and
(vi)	the fact that the Company has not entered into employment contracts and does not provide perquisites, supplemental retirement or severance programs.

The Compensation Committee also meets in executive session to consider the factors above for senior executives and to utilize these factors in evaluating the Executive Chairman’s and Chief Executive Officer’s proposed compensation and performance. Additional meetings of the Compensation Committee are held as appropriate to review and approve stock option grants and restricted stock awards to newly hired employees or to current employees in connection with promotions within the Company.

Consideration of Risk from Compensation Program

The Compensation Committee considers the impact the compensation program has on the Company’s risk management efforts. The Compensation Committee believes that the Company’s compensation program is structured to provide proper incentives for executives to balance risk and reward appropriately and in accordance with the

22	2015 Proxy Statement

Company’s risk management philosophy, particularly by having a significant portion of the executives’ compensation vest over a three- to five-year time line. Compensation distributed over a period of years serves to reinforce the benefit of long-term decision making and the Compensation Committee’s ability to reward decisions that, although they may have a perceived short-term negative effect, serve the Company’s (and our stockholders’) best interests in the long-term.

Deductibility of Executive Compensation

The Company reviews the total expenses attributed to executive compensation, and the accounting and tax treatment of such programs. The Company addressed the impact of Section 162(m) of the Internal Revenue Code by obtaining stockholder reapproval of the Management Incentive Plan (the “MIP”) at the Company’s 2014 Annual Meeting and by allowing certain grants under the Share Incentive Plan to qualify as performance-based compensation. Three of the five Named Executive Officers participated in the MIP for 2014. The Compensation Committee considers the benefits Section 162(m) of the Internal Revenue Code provides for federal income tax purposes and other relevant factors when determining executive compensation. However, the Compensation Committee may, from time to time, approve compensation that is not deductible under Section 162(m) of the Internal Revenue Code if it determines that it is in the Company’s best interest to do so.

Clawback Policy

The Company has adopted a policy whereby it will seek to recoup compensation paid to NEOs in the event the Company is required to publish a restatement to any of its previously published financial statements as a result of: 1) the material noncompliance of the Company with any applicable financial reporting requirement under the U.S. federal securities laws or 2) the fraud, theft, misappropriation, embezzlement or intentional misconduct by an executive.

Policy Against Pledging and Hedging Company Securities

The Company has adopted policies prohibiting hedging and pledging of Company securities by our directors, senior officers and employees.

Setting Compensation in Relation to Performance

The Company evaluated and set 2014 executive compensation in the context of the current economic conditions, the Company’s performance and the performance of its key personnel. Compensation decisions are determined with a view toward ensuring that management avoids high-risk strategies and does not focus principally on short-term results. Although, as discussed below, the Company utilizes performance targets in setting certain bonus and equity awards in accordance with Section 162(m) of the Internal Revenue Code, the Compensation Committee believes reasoned judgment, rather than automatic formulas, is the appropriate basis by which to set compensation, and uses discretion to alter awards based on performance targets. The Compensation Committee believes using formulas alone may foster an environment that encourages short-sighted decisions intended to meet formulaic goals rather than work toward long-term benefits. Consequently, the Compensation Committee constructs its compensation incentives to reward consistent and durable performance.

In measuring returns and performance of management, the Compensation Committee subjectively weighs, among other factors:

•	stockholder returns on equity on both a before and after-tax basis;
•	operating cash flow for the Company and its business units;
•	returns on operating assets;
•	cash generated relative to cost of replacement;
•	quality of the asset base;
•	results of trading assets;
•	tax strategies and cash retention;
•	financing activity;
•	degree of risk inherent in the balance sheet;

2015 Proxy Statement	23

•	success of corporate strategies, mergers and acquisitions and divestitures; and
•	effective use of finance strategies.

The Compensation Committee does not pre-establish performance targets for any of the above-mentioned factors or assign a weighting to any of the various factors.

For 2014, the Compensation Committee reviewed the Company’s performance and that of its business segments and compared these results based on the foregoing parameters to those achieved by other companies in similar lines of business to the extent that comparison was possible. The Compensation Committee considered competitive compensation levels and pay practices within industries that hire personnel with the types of leadership, operating, financial and legal skills required to oversee and grow the Company’s business, such as shipping, banking, finance, law, investment management, private equity, logistics and commodity trading. It receives data on pay practices of companies in the shipping business, energy services, finance and leasing, investment management and industrial manufacturing sectors. Due to differences in reporting and accounting practices, levels of balance sheet leverage and quality of asset base, the Compensation Committee does not believe industry performance “benchmarks” are useful or appropriate. Due to differences in corporate strategies and responsibilities of executive officers and key managers, the Compensation Committee and management also believe it is not useful or appropriate to “benchmark” compensation of its officers to those at any single group of other companies.

The Compensation Committee’s Subjective Consideration

The Compensation Committee’s compensation philosophy is that subjective consideration of the different elements described herein is necessary to provide the flexibility to make appropriate compensation decisions without solely relying on the use of formulas or benchmarking. Consequently, the Compensation Committee believes it is in the Company’s and the Stockholders’ best interest to conduct its own research regarding executive compensation, which includes a review of executive compensation at companies with similar business lines to that of the Company and a review of compensation at other entities that compete with the Company to employ executives with skills and specialties similar to those possessed by the Company’s executives.

Market Information

The Compensation Committee reviews reports on executive compensation trends issued by respected publications, and compiles compensation information through Equilar, proxy statements, compensation-related public disclosures, industry trade journals and other sources. The companies with obviously similar lines of operating business considered in connection with the Compensation Committee’s compensation analysis include: Bristow Group, GATX Corporation, GulfMark Offshore, Inc., Hornbeck Offshore Services, Inc., Kirby Corporation, Nabors Industries Ltd., Oceaneering International, Inc., Overseas Shipholding Group, Inc., Tidewater Inc. and Transocean Ltd. The Compensation Committee also considers compensation practices at various investment banking institutions and private equity funds, as it believes the skill sets of its executives overlap with those required by those institutions. The Compensation Committee does not target any particular percentile or comparative level of compensation for executive officers. It does, however, assess the general competitiveness of proposed compensation levels.

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Elements of Compensation

Overview

Alignment with our executive compensation philosophy is achieved through the executive compensation components for our senior executives, including our Named Executive Officers, outlined below.

Compensation Element	Compensation Objectives and Principles		Relation to Performance	2014 Actions/Results
Base Salary - Fixed annual cash; paid on a semi-monthly basis.	•	Compensate NEOs for services rendered during the year in the form of fixed cash compensation.	Increases in base salary reflect market positioning, economic conditions and the Compensation Committee’s assessment of company and individual performance over the prior year.	In 2014, Matthew R. Cenac’s salary was increased in connection with his appointment as the Chief Financial Officer. Other NEO’s base salaries were unchanged from 2013.
	•	Base salary levels are set to reflect the NEO’s role and responsibilities, value to the Company, experience and performance, internal equity and market competitiveness.
Annual Bonus - Cash, paid 60% in the year awarded and 20% in each of the next two subsequent years.	•	Reward senior executives, including NEOs, for performance over a one-year period.	Annual bonuses reflect company and individual performance.	Bonus awards were adjusted from 2013 levels in response to company and individual performance.
	•	Payment is not guaranteed and levels vary according to company and individual performance.
Long-Term Incentives (LTI) -	•	Align NEOs’ interests with those of the Company’s stockholders and drive long-term value creation.	Prior-year company and individual performance are two of several factors the Compensation Committee considers when determining the size of the LTI grants for a given year.	Approximately 50% of NEOs’ LTI grant was in stock options for 2014. Approximately 50% of NEOs’ LTI grant was in Restricted Stock for 2014.
• Stock Options - Typically, approximately one-half of each executive’s LTI grant is delivered as Stock Options with a five-year vesting period and priced at four designated quarterly dates throughout the year of grant.
	•	Pay for performance.
	•	Reward NEOs for long- term growth.
	•	Attract, retain and reward NEOs for company and individual performance.
• Restricted Stock - Typically, approximately one-half of the executive’s LTI grant is delivered as Restricted Stock with a five-year vesting period.
Health and Welfare Benefits - Eligibility to participate in our broad-based health and welfare plans, e.g., health insurance.	•	Identical to benefits provided to all Company employees.	Not directly related to performance. Reflects competitive pay practice.	No significant actions regarding health and welfare benefits in 2014.
	•	Attract, retain and motivate.
Retirement Plans - Eligibility to participate in our broad-based 401(k) plan for all employees.	•	Identical to benefits provided to all company employees.	Not directly related to performance. Reflects competitive pay practice.	No significant actions regarding retirement plans in 2014.
	•	Attract, retain and motivate.
Perquisites - None	•	The Company does not provide any perquisites.	The Company believes existing pay practices are sufficient to attract and retain senior management.	No actions with respect to perquisites in 2014.

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Base Compensation

Base salary levels reflect the experience and skill required for executing the Company’s business strategy and overseeing its businesses and operations. The Compensation Committee places an emphasis on the compensation for the Executive Chairman and Chief Executive Officer to ensure it reflects operating performance and strategic direction. Together with the Executive Chairman and the Chief Executive Officer, the Compensation Committee also reviewed the compensation of the other Named Executive Officers and select senior officers to achieve the correct balance of incentives to appropriately reward and retain the Company’s executives and maximize their performance over the long-term.

Base salary is established at levels designed to be consistent with professional and market norms based on relevant experience. An increase in base salary will be awarded to reflect increased responsibility, success in meeting market conditions, growth in job performance and cost of living changes. The Executive Chairman and Chief Executive Officer assess senior employees on their progress in meeting individual goals in relation to how well their peers and the entire Company perform.

The Compensation Committee considers the following factors in setting base salaries:

•	the Company’s results and projections for the current fiscal year;
•	conditions in the job market;
•	job performance;
•	industry conditions and market compensation levels, generally;
•	potential for future growth roles within the Company; and
•	the risk in not retaining an individual.

Base salary levels for senior managers are also set in recognition of the fact that the Company has no:

•	formal retirement program or severance plans;
•	supplemental employee retirement program;
•	employment agreements or pre-committed bonuses;
•	perquisites;
•	gross-up provisions; or
•	non-ordinary course benefit plans.

26	2015 Proxy Statement

The chart below details the 2014 base salaries for our NEOs:

BASE SALARIES

Named Executive Officer	2014 Base Salary ($)	2015 Base Salary ($)		Change %	Rationale
Charles Fabrikant Executive Chairman and Chief Executive Officer (effective February 19, 2015)	700,000	700,000		—	Base salary levels reflect the NEO’s role and responsibilities, value to the Company, experience and performance, internal equity and market competitiveness.
Matthew R. Cenac Executive Vice President and Chief Financial Officer	450,000	450,000	(1)	—	See above.
Oivind Lorentzen Vice Chairman (current), Chief Executive Officer (retired February 19, 2015)	700,000	700,000	(2)	—	See above.
Paul L. Robinson Executive Vice President, Chief Legal Officer and Corporate Secretary	450,000	450,000		—	See above.
John Gellert Chief Operating Officer	450,000	450,000		—	See above.

(1)	Matthew R. Cenac received an increase in salary in August, 2014 in connection with his appointment as Chief Financial Officer.
(2)	Mr. Lorentzen’s salary ceased upon his retirement on February 19, 2015.

Annual Bonus

Bonus awards are discretionary. Management and the Compensation Committee believe that determining bonuses on a case-by-case basis for each individual is the best approach for the Company.

The Company adopted, and the stockholders approved, the MIP under which maximum cash bonuses are based on objective, quantitative performance criteria. Under Section 162(m) of the Internal Revenue Code, in order for compensation in excess of $1,000,000 paid in any year to any “covered employee” (as currently defined in Section 162(m) of the Internal Revenue Code – a company’s principal executive officer and any of such company’s three other most highly compensated executive officers named in the proxy statement (not including the chief financial officer)) to be deductible by the Company, such compensation must qualify as “performance based.” Bonus amounts payable under the MIP are based on performance criteria that qualify such bonus amounts as performance based for purposes of the exemption from the limitations of Section 162(m) of the Internal Revenue Code. This allows the Company to take advantage of a deduction with respect to bonuses paid under the MIP to any covered employees who earn in excess of $1,000,000. Under the terms of the MIP, notwithstanding the achievement of any performance criteria, the Compensation Committee retained and, for 2014, exercised its discretion to reduce all awards under the MIP.

With reference to the MIP performance targets, but using no formula, the Compensation Committee determined cash and equity bonus awards (i.e., reducing the amounts otherwise payable under the MIP) by considering the Company’s financial performance and that of its business units and investments, taken in context of the overall business environment, and each individual’s contribution to that performance without providing particular weight to any individual factor. The Compensation Committee, in conjunction with the Executive Chairman and Chief Executive Officer, also evaluated the performance of senior managers in achieving specific initiatives, such as executive corporate transactions and financings, improving safety records, controlling costs, increasing output of work and creativity in performing assigned responsibilities. Performance was reviewed for senior managers in a multi-year context, considering contributions to decisions and strategies initiated in the past that may affect the present.

2015 Proxy Statement	27

The chart below details the 2014 annual bonuses for our NEOs:

ANNUAL BONUS

			Payments
Named Executive Officer	2014 Bonus ($)		Q1 2015 (60%) ($)	Q1 2016 (20%) ($)	Q1 2017 (20%) ($)
Charles Fabrikant Executive Chairman and Chief Executive Officer (effective February 19, 2015)	3,000,000		1,800,000	600,000	600,000
Matthew R. Cenac Executive Vice President and Chief Financial Officer	350,000	(1)	210,000	70,000	70,000
Oivind Lorentzen Vice Chairman (current) Chief Executive Officer (retired February 19, 2015)	1,600,000		960,000	320,000	320,000
Paul L. Robinson Executive Vice President, Chief Legal Officer and Corporate Secretary	500,000	(2)	300,000	100,000	100,000
John Gellert Chief Operating Officer	600,000		360,000	120,000	120,000

(1)	In addition to this amount, Mr. Cenac received a special one-time bonus of $75,000 for 2014.
(2)	In addition to this amount, Mr. Robinson received a special one-time bonus of $100,000 for 2014.

The cash component of bonus compensation is paid over three years, 60% in the year awarded (for services in the prior calendar year) and 20% in each of the next two subsequent years. Interest is currently paid on the deferred portion of bonus compensation at the rate of approximately 1.5% per annum. This rate is set and approved by the Compensation Committee. The objective is to establish a retention system that links executives to the outcome of their decisions over a period of years.

Long-Term Incentives

The Company believes that the use of equity awards to align the interests of senior employees with the Company’s long-term growth has proven successful in fostering a sense of ownership. It is the policy of the Compensation Committee to approve annual equity grants at regularly pre-scheduled meetings. These grants are made on dates previously established by the Compensation Committee and the Company does not time the release of non-public information for the purpose of affecting the value of equity awards.

Stock Options

Stock option awards, in any given year, are made for service during the preceding calendar year, but are priced in four equal installments during the immediately following calendar year on dates set by the Compensation Committee (such date for each installment, a “Grant Date”). The Compensation Committee has determined that, by pricing stock options four times per year, the exercise prices would more approximately mirror share price levels during the year and reduce the random nature of pricing once per year. The first date is on or about March 4 and the following three dates are established at three-month intervals. In 2015, the Compensation Committee approved stock option awards for 2014 service on March 4, and set subsequent quarterly pricing dates on June 4, September 4 and December 4. The option price for each grant is based on the closing price of the Company’s shares on the Grant Date. The stock option awards vest ratably over five years.

28	2015 Proxy Statement

Based on the Compensation Committee’s determination, the Named Executive Officers were granted the following stock options for 2014:

STOCK OPTIONS

	Annual Option Grant Amount	Vesting on March 4 of each year
Named Executive Officer		2016	2017	2018	2019	2020
Charles Fabrikant Executive Chairman and Chief Executive Officer (effective February 19, 2015)	30,000	6,000	6,000	6,000	6,000	6,000
Matthew R. Cenac Executive Vice President and Chief Financial Officer	6,000	1,200	1,200	1,200	1,200	1,200
Oivind Lorentzen Vice Chairman (current), Chief Executive Officer (retired February 19, 2015)	—	—	—	—	—	—
Paul L. Robinson Executive Vice President, Chief Legal Officer and Corporate Secretary	6,000	1,200	1,200	1,200	1,200	1,200
John Gellert Chief Operating Officer	19,000	3,800	3,800	3,800	3,800	3,800

Restricted Stock

The Company awards restricted stock that vests ratably over five years. Based on the Compensation Committee’s determination, the Named Executive Officers were granted the following amounts of restricted stock for 2014:

RESTRICTED STOCK

	Annual Restricted Stock Grant Amount		Vesting on March 4 of each year
Named Executive Officer			2016	2017	2018	2019	2020
Charles Fabrikant Executive Chairman and Chief Executive Officer (effective February 19, 2015)	22,000		4,400	4,400	4,400	4,400	4,400
Matthew R. Cenac Executive Vice President and Chief Financial Officer	6,000	(1)	1,200	1,200	1,200	1,200	1,200
Oivind Lorentzen Vice Chairman (current), Chief Executive Officer (retired February 19, 2015)	—		—	—	—	—	—
Paul L. Robinson Executive Vice President, Chief Legal Officer and Corporate Secretary	5,000	(2)	1,000	1,000	1,000	1,000	1,000
John Gellert Chief Operating Officer	15,000		3,000	3,000	3,000	3,000	3,000

(1)	In addition, Mr. Cenac received a special one-time award of 2,000 shares of restricted stock for 2014.
(2)	In addition, Mr. Robinson received a special one-time award of 1,500 shares of restricted stock for 2014.

Stock Ownership

The Company has no formal policy requiring employees to retain vested restricted stock or options, but it prefers that executive officers maintain ownership and considers this factor when determining compensation packages.

The Compensation Committee annually reviews grant history and dispositions of options and restricted stock to determine if awards serve the purpose of building ownership.

2015 Proxy Statement	29

Compensation of the Executive Chairman and Chief Executive Officer (the Principal Executive Officer), the Chief Financial Officer (the Principal Financial Officer) and Other Named Executive Officers

Executive Chairman and Chief Executive Officer (Principal Executive Officer): Mr. Charles Fabrikant (Age: 70)

As described above, the Compensation Committee did not use a formula to determine Mr. Fabrikant’s salary, bonus and equity awards for 2014. The Compensation Committee made a subjective determination based upon the factors described below. Each of the factors was considered independently and together as a group, such that the final compensation for Mr. Fabrikant was not dependent on any one factor or any specific combination of factors. The Compensation Committee believes that the subjective consideration of these different elements provides the flexibility necessary to make appropriate compensation decisions.

In establishing base and bonus compensation for Mr. Fabrikant, the Compensation Committee considered as reference points pay and benefit practices in the legal profession, finance and investment businesses, as well as practices of operating businesses similar to those in which the Company has invested. The Compensation Committee obtains information regarding these reference points from publicly available filings and survey material, but does not ascribe particular weight to any specific reference point.

For 2014, the Compensation Committee considered Mr. Fabrikant’s role in creating long-term stockholder value by, in particular, successfully completing the following corporate transactions:

(i)	a joint venture with Avista Capital Partners in which it invested approximately $150 million for a non-controlling interest in SEACOR subsidiaries operating a fleet of seven U.S.-flag Jones Act vessels and the construction of three 50,000 DWT product tankers;
(ii)	the development of CLEANCOR Energy Solutions LLC, a joint venture focusing on financing for and investment in clean-fuel start-up early stage enterprises, technologies, infrastructure, logistics services and projects;
(iii)	completing sale-leasebacks in the offshore and shipping divisions valued at $136.1 million; and
(iv)	a $39 million contribution of segment profit by Illinois Corn Processing, LLC, our industrial alcohol manufacturing, storage and distribution facility located in Pekin, Illinois.

The achievements outlined above and the successful operation of the Company’s diverse business units led to the following results in 2014:

•	achievement of a 65% year-over-year increase in operating income to $165.2 million;
•	increase of after-tax earnings from continuing operations by $52.9 million to $100.1 million;
•	earning a 103% year-over-year increase in diluted earnings per common share from continuing operations to $4.71; and
•	sale of property and equipment for net proceeds of $300.1 million ($254.8 million in cash and $45.3 million in seller financing).

The Compensation Committee recognized that decisions made and actions taken by Mr. Fabrikant years earlier facilitated the successful implementation of these corporate actions, and were key in the development of the Company’s global operations, while delivering solid financial performance, positioning for future growth, providing strong leadership and cultivating a talented management team. The Compensation Committee believes Mr. Fabrikant executed the corporate initiatives described above while providing improved results. The Compensation Committee also considered the improved results in the Company’s Inland River and Shipping Services business lines.

In particular, in determining the fiscal 2014 compensation for Mr. Fabrikant, the Compensation Committee considered the financial and non-financial factors described above, as well as the following additional skills:

•	leadership experience, professional experience, ability to teach and train, communication skills and unique combination of business and legal background;
•	development and growth of diverse business units, the divestiture of which has unlocked significant stockholder value;
•	deal-making and transactional skills, particularly his experience with international business transactions;

30	2015 Proxy Statement

•	familiarity with sophisticated capital markets and broad asset classes; and
•	experience in developing interrelated businesses, particularly in the shipping, inland river, offshore and energy industries.

In setting Mr. Fabrikant’s bonus for the 2014 fiscal year, the Compensation Committee focused on 2014’s 7.1% return on beginning stockholders’ equity of $1,400.9 million compared with the 3.6% return on beginning stockholders’ equity of $1,295.4 million (adjusted for the spin-of Era Group Inc.) in 2013, the 65% year-over-year increase in operating income and the 103% year-over-year increase in diluted earnings per common share. The strong 2014 results were driven by the improved performance of Inland River Services, Shipping Services and ICP. The Compensation Committee also noted that Mr. Fabrikant’s salary has remained unchanged since 2007. The Compensation Committee generally prefers utilizing bonus awards in favor of increasing salary levels unless market conditions dictate otherwise.

The Compensation Committee determined that Mr. Fabrikant’s base salary for 2015 should remain the same as in the prior year at $700,000. His bonus was increased from $2,200,000 for 2013 to $3,000,000 for 2014, his stock option grant award remained the same with options to purchase 30,000 shares of Common Stock and his restricted stock award remained the same at 22,000 shares. The Compensation Committee noted Mr. Fabrikant has a history of holding a meaningful percentage of restricted stock once vested and has generally waited to exercise most of his stock options near their dates of expiration.

As a result of his original investment in the Company and such retention of equity awards, Mr. Fabrikant beneficially owns 1,283,230 shares of Common Stock, representing a beneficial ownership stake of over 5% of the Company’s outstanding Common Stock. The Compensation Committee believes such holdings demonstrate Mr. Fabrikant’s commitment to the Company in both his capacity as an executive and as a stockholder. Although Mr. Fabrikant’s compensation is higher than the other Named Executive Officers, the Compensation Committee believes Mr. Fabrikant’s solid results as the Company’s steward and primary architect of its growth and diversification over the past 27 years, his 43 years of experience in shipping and related businesses, his professional skills, visibility in financial circles and familiarity with a wide range of different businesses merit the compensation awarded to him.

Executive Vice President and Chief Financial Officer (Principal Financial Officer): Mr. Matthew R. Cenac (Age: 49)

As described previously, the Compensation Committee did not use a formula in determining Mr. Cenac’s salary, bonus and equity awards. The Compensation Committee made a subjective determination based upon the factors described below. Each of the factors was considered independently and together as a group, such that the final compensation for Mr. Cenac is not dependent on any one factor or any specific combination of factors. The Compensation Committee believes that the subjective consideration of these different elements provided the flexibility necessary to make appropriate compensation decisions.

Mr. Cenac was promoted to Senior Vice President and Chief Financial Officer in August 2014, and was subsequently promoted to Executive Vice President in February 2015. He served as Vice President and Chief Accounting Officer from August 2005 through August 2014. He was Corporate Controller of the Company from June 2003 through August 2005. In addition, Mr. Cenac is an officer and director of certain SEACOR subsidiaries. Prior to joining the Company, he was Controller of Pipeworks, Inc. from October 2001 through April 2003 and was a Senior Manager for Ernst & Young LLP from August 1987 until September 2001.

In addition to being responsible for managing all financial personnel and supervising reporting and preparation of financial statements, Mr. Cenac is responsible for internal controls, overseeing information technology, supervising human resources, complying with public reporting requirements and the Sarbanes-Oxley Act, and providing services to the Board and the business units, including development of analytical tools for understanding the operating performance of the different business units of the Company. In order to handle these responsibilities, the Executive Chairman, Chief Executive Officer and the Compensation Committee believe that familiarity with international transactions, accounting experience and background in operations are important skills.

Mr. Cenac played a central role in the execution of the Company’s strategic acquisitions and divestitures, which included due diligence, planning and oversight of all of the Company’s 2014 transactions. In particular, Mr. Cenac had a significant role in (i) the joint venture with Avista Capital Partners in which it invested approximately $150 million for a non-controlling interest in SEACOR subsidiaries operating a fleet of seven U.S.-flag Jones Act

2015 Proxy Statement	31

vessels and the construction of three 50,000 DWT product tankers; (ii) developing the Company’s tax positions on acquisitions and dispositions, including the tax position on the Company’s spinoff of Era Group Inc.; and (iii) the restructuring of the Inland River Services division’s South American operations.

Taking into account Mr. Cenac’s skills and experience in handling investor relations, his leadership of the financial group, his efforts in improving financial administration, the overall performance of the Company and the financial and non-financial factors described above, the Compensation Committee determined that Mr. Cenac’s base salary for 2015 should remain the same as in the prior year at $450,0001 and his bonus was increased from $200,000 for 2013 to $350,000 for 2014 (without taking into account his special one-time bonus of $75,000 for 2014). His stock option grant award was increased from options to purchase 5,000 shares to 6,000 shares of Common Stock and his restricted stock was increased from 5,000 shares to 6,000 shares (without taking into account a special one-time award of 2,000 shares in 2014).

Chief Executive Officer (retired February 19, 2015): Mr. Oivind Lorentzen (Age: 64)

As described previously, the Compensation Committee did not use a formula in determining Mr. Lorentzen’s salary and bonus. Mr. Lorentzen did not receive any equity awards. The Compensation Committee made a subjective determination based upon the factors described below. Each of the factors was considered independently and together as a group, such that the final compensation for Mr. Lorentzen was not dependent on any one factor or any specific combination of factors. The Compensation Committee believes that the subjective consideration of these different elements provided the flexibility necessary to make appropriate compensation decisions.

Mr. Lorentzen served as the Chief Executive Officer of the Company from September 2010 through February 2015 and is a director and Vice Chairman of the Company. Mr. Lorentzen, who shared executive responsibilities with Mr. Fabrikant, has vast experience and a deep background in shipping and industrial businesses, particularly in South America. Mr. Lorentzen provided strategic direction with the Company’s debt offerings, joint ventures and acquisitions.

In establishing base and bonus compensation for Mr. Lorentzen, the Compensation Committee considered as reference points pay and benefit practices in the finance and investment businesses, as well as practices of operating businesses similar to those in which the Company has invested. The Compensation Committee obtains information regarding these reference points from publicly available filings and survey material, but does not ascribe particular weight to any specific reference point.

For 2014, the Compensation Committee considered Mr. Lorentzen’s role in creating long-term stockholder value by, in particular successfully completing the following corporate transactions: (i) the Company’s investment in Dorian; (ii) a joint venture with Avista Capital Partners in which it invested approximately $150 million for a non-controlling interest in SEACOR subsidiaries operating a fleet of seven U.S.-flag Jones Act vessels and the construction of three 50,000 DWT product tankers; and (iii) management of the Company’s investment in Trailer Bridge, Inc.

The achievements noted above and the successful operation of the Company’s diverse business units led to the following results in 2014:

•	achievement of a 65% year-over-year increase in operating income to $165.2 million;
•	increase of after-tax earnings from continuing operations by $52.9 million to $100.1 million;
•	earning a 103% year-over-year increase in diluted earnings per common share from continuing operations to $4.71;
•	sale of property and equipment for net proceeds of $300.1 million ($254.8 million in cash and $45.3 million in seller financing).

The Compensation Committee believes Mr. Lorentzen executed the corporate initiatives described above while providing improved results in the Company’s offshore marine and shipping services business lines.

1 Matthew R. Cenac received an increase in salary from $350,000 to $450,000 in August 2014 in connection with his appointment as Chief Financial Officer.

32	2015 Proxy Statement

The Compensation Committee determined that Mr. Lorentzen’s base salary for 2015 should remain the same as in the prior year at $700,000.2 His bonus was increased from $1,300,000 for 2013 to $1,600,000 for 2014. Mr. Lorentzen did not receive equity awards in respect of fiscal year 2014.

Executive Vice President, Chief Legal Officer and Corporate Secretary: Mr. Paul L. Robinson (Age: 48)

As described previously, the Compensation Committee did not use a formula in determining Mr. Robinson’s salary, bonus and equity awards. The Compensation Committee made a subjective determination based upon the factors described below. Each of the factors was considered independently and together as a group, such that the final compensation for Mr. Robinson is not dependent on any one factor or any specific combination of factors. The Compensation Committee believes that the subjective consideration of these different elements provides the flexibility necessary to make appropriate compensation decisions.

Mr. Robinson was appointed as Executive Vice President, Chief Legal Officer and Corporate Secretary in February 2015. Mr. Robinson served as Senior Vice President, General Counsel and Corporate Secretary of SEACOR from November 2007 through February 2015. From 1999 through June 2007, he held various positions at Comverse Technology, Inc., including Chief Operating Officer, Executive Vice President, General Counsel and Corporate Secretary. Prior to that, Mr. Robinson was counsel to the United States Senate Committee on Governmental Affairs with respect to its special investigation into illegal and improper campaign fund-raising activities during the 1996 federal election and an associate attorney at Kramer, Levin, Naftalis & Frankel and Skadden, Arps, Slate, Meagher & Flom.

Mr. Robinson’s base compensation reflects his experience in operating the legal department of an international public company, legal knowledge and experience, and background in operations acquired during his years with other public companies. Mr. Robinson’s bonus for the year ending 2014 reflects the Company’s performance, his management of significant corporate transactions, complex commercial litigations and class actions, acquisitions, dispositions, securities filings, financings, and enhancing the Company’s legal flexibility and reducing its costs. In 2014, Mr. Robinson assumed responsibility for the Company’s risk management functions and oversight of corporate human resources. In determining Mr. Robinson’s compensation, the Compensation Committee considered his leadership of the legal group, the overall performance of the Company and the financial and non-financial factors described above.

In particular, for 2014, in addition to his responsibilities for general corporate compliance, the Compensation Committee considered Mr. Robinson’s role in overseeing the legal aspects in several significant corporate transactions, including: (i) a joint venture with Avista Capital Partners in which it invested approximately $150 million for a non-controlling interest in SEACOR subsidiaries operating a fleet of seven U.S.-flag Jones Act vessels and the construction of three 50,000 DWT product tankers; (ii) successful resolution of several significant litigations resulting in recoveries in excess of $20 million; and (iii) the Company’s investment in Dorian.

The Compensation Committee recognized the significant legal work required to facilitate the successful completion of these corporate actions and determined that Mr. Robinson’s base salary for 2015 should remain the same as in the prior year at $450,000 and his bonus should remain the same at $500,000 (without taking into account his special one-time bonus of $100,000 for 2014). His stock option grant award was increased from options to purchase 5,000 shares to 6,000 shares of Common Stock and his restricted stock award remained the same at 5,000 shares (without taking into account his special one-time award of 1,500 shares for 2014).

Chief Operating Officer: Mr. John Gellert (Age: 45)

As described previously, the Compensation Committee did not use a formula in determining Mr. Gellert’s salary, bonus and equity awards. The Compensation Committee made a subjective determination based upon the factors described below. Each of the factors was considered independently and together as a group, such that the final compensation for Mr. Gellert was not dependent on any one factor or any specific combination of factors. The Compensation Committee believes that the subjective consideration of these different elements provides the flexibility necessary to make appropriate compensation decisions.

Mr. Gellert was appointed as Chief Operating Officer of SEACOR in February 2015. He also serves as President of SEACOR Marine LLC. Mr. Gellert is responsible for the Company’s offshore marine services activities. He oversees day-to-day trading strategies (asset purchases and acquisitions), chartering, identification of new investment

2 Mr. Lorentzen’s salary ceased upon his retirement on February 19, 2015.

2015 Proxy Statement	33

opportunities, new construction opportunities, operations, and is responsible for segment profit and loss and return on capital and property, plant and equipment. Mr. Gellert served as Senior Vice President of the Company from May 2004 through February 2015. In addition, Mr. Gellert is an officer and/or director of certain SEACOR subsidiaries. Mr. Gellert began his career with SEACOR as a financial and market analyst after graduating from Harvard College in 1992. Following the Company’s acquisition of the offshore assets from Compagnie Nationale de Navigation (“CNN”) in 1995, over the next five years, he had a series of international appointments with both marketing and operating responsibilities in Europe, West Africa and South East Asia. He is a director of Dynamic Offshore Drilling and the International Support Vessel Owners Association. Mr. Gellert reports directly to the Executive Chairman and Chief Executive Officer on trading strategy and business development in the offshore marine and energy area.

In evaluating performance of the Offshore Marine Services division, the Committee considered operating income, earnings before taxes and depreciation, profits and losses from sale of equipment, return on property, plant and equipment using an internal rate of return analysis and also return on corporate equity, success in controlling expenses, success in maintaining a fleet of age and quality consistent with the Company’s strategy, success in managing receivables, creativity in finding new opportunities and contribution to the corporate investment strategy.

Mr. Gellert’s base compensation reflects his skill and experience, including his ability to work comfortably outside of the United States and manage joint ventures, his experience in acquisitions, his work with fluctuating exchange rates and his understanding of the macro factors that drive the demand for the business unit’s equipment and services. In determining Mr. Gellert’s compensation for the year ending 2014, the Compensation Committee considered the Company’s performance and Mr. Gellert’s role in overseeing the Offshore Marine Services division’s outstanding safety record, its reduced exposure in the Gulf of Mexico, its improved utilization of U.S.-flag anchor handlers in a weakening market and completing sale-leaseback transactions worth approximately $100 million.

The Compensation Committee determined that Mr. Gellert’s base salary for 2015 should remain the same as in the prior year at $450,000 and his bonus was decreased from $700,000 for 2013 to $600,000 for 2014. His stock option grant award was increased from options to purchase 18,000 shares to 19,000 shares of Common Stock and his restricted stock award was decreased from 16,000 shares to 15,000 shares.

Executive Officers of the Registrant

Executive officers of the Company serve at the pleasure of the Board of Directors. The following sets forth information regarding Eric Fabrikant and Bruce Weins, executive officers of the Company as of the date hereof. For information regarding our other current executive officers, Charles Fabrikant, Matthew R. Cenac, Paul L. Robinson, and John Gellert, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Chief Operating Officer: Mr. Eric Fabrikant (Age 34)

Eric Fabrikant is Chief Operating Officer of SEACOR. He provides oversight of Transportation Services, Witt O'Brien's and CLEANCOR Energy Solutions. Mr. Fabrikant served as Vice President of the Company from May 2009 through February 2015. In addition, Mr. Fabrikant is an officer and/or director of certain SEACOR subsidiaries. Prior to joining SEACOR, he spent five years at Nabors Industries where he held various positions. He graduated from Georgetown University with a B.S.B.A. in Finance.

Senior Vice President and Chief Accounting Officer: Bruce Weins (Age 47)

Bruce Weins is Senior Vice President and Chief Accounting Officer. Mr. Weins served as Corporate Controller from July 2005 through February 2015. Mr. Weins served as Controller of Seabulk International, Inc. (“Seabulk”) from January 2005 through July 2005 when it merged with the Company. Prior to joining Seabulk, Mr. Weins was employed by Deloitte & Touche LLP as an Audit Senior Manager from September 1995 through December 2004.

Employment Contracts/Termination of Employment/Change of Control Agreements

As mentioned above, the Named Executive Officers do not have employment, severance or change-of-control agreements with the Company.

Certain plans or arrangements, however, provide for payments to Named Executive Officers upon a termination of employment or a change in control of the Company. The information in the tables below describes and quantifies certain compensation that would become payable under existing plans and arrangements if a Named Executive

34	2015 Proxy Statement

Officer’s employment had terminated on December 31, 2014, given the Named Executive Officer’s compensation as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under the Company’s 401(k) savings plan, disability benefits and accrued vacation pay.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event and the Company’s stock price.

All outstanding cash bonus payments, stock options and restricted stock are payable or vest upon the death, disability, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change in control” of the Company; however, the outstanding balance is generally forfeited if the employee is terminated with “cause” or resigns without “good reason.” For these purposes, “disability” generally means disability resulting in the Named Executive Officer being unable to perform his job. See Table VI below for the intrinsic value (that is, the value based upon the Company’s stock price, and, in the case of stock options, minus the exercise price) of equity awards that would become exercisable or vested if the Named Executive Officer had died or become disabled as of December 31, 2014.

Compensation Tables

Table I sets forth certain compensation information for the Company’s Named Executive Officers for the years ended December 31, 2014, 2013 and 2012. Table II sets forth all restricted stock and option awards to such Named Executive Officers in 2014 and indicates the price at which options were granted during 2014. Table III sets forth all unvested restricted stock awards and all outstanding option awards at December 31, 2014, to such Named Executive Officers. Table IV sets forth all vesting of restricted stock awards and exercises of options by the Named Executive Officers during 2014. Table V sets forth non-qualified deferred compensation plan activity during 2014 for such Named Executive Officers. Table VI sets forth payments that would be made to such Named Executive Officers under certain plans or arrangements in the event of a termination of employment or a change in control of the Company.

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TABLE I

SUMMARY COMPENSATION TABLE (FISCAL YEARS 2014, 2013 and 2012)

The following table sets forth certain compensation information for the Company’s Named Executive Officers in respect to the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)
Charles Fabrikant(3)	2014	700,000	3,000,000	1,963,940	766,159	29,736	6,459,835
Executive Chairman	2013	700,000	2,200,000	1,363,400	788,500	26,828	5,078,728
and Chief Executive Officer	2012	700,000	1,500,000	983,400	430,429	40,187	3,654,016
(effective February 19, 2015)

Matthew R. Cenac(4)	2014	362,500	425,000	607,850	129,360	10,363	1,535,073
Executive Vice President
and Chief Financial Officer

Oivind Lorentzen(5)	2014	700,000	1,600,000	1,963,940	766,159	19,203	5,049,302
Vice Chairman (current)	2013	700,000	1,300,000	1,363,400	788,500	18,465	4,170,365
Chief Executive Officer	2012	700,000	1,000,000	983,400	430,429	11,307	3,125,136
(retired February 19, 2015)

Paul L. Robinson(6)	2014	450,000	600,000	567,475	129,360	11,680	1,758,515
Executive Vice President,	2013	350,000	500,000	477,190	157,700	11,030	1,495,920
Chief Legal Officer and	2012	350,000	650,000	344,190	143,476	12,333	1,499,999
Corporate Secretary

John Gellert(7)	2014	450,000	600,000	1,428,320	465,695	11,680	2,955,695
Chief Operating Officer

(1)	Sixty percent (60%) of the bonus is paid at the time of the award and the remaining forty percent (40%) is paid in two equal annual installments approximately one and two years after the date of the grant. Interest is currently paid on the deferred portion of bonus compensation at the rate of approximately 1.5% per annum. Any outstanding balance is payable upon the death, disability, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change-in-control” of the Company; however, the outstanding balance is generally forfeited if the employee is terminated with “cause” or resigns without “good reason.”
(2)	The dollar amount of restricted stock and stock options set forth in these columns reflects the aggregate grant date fair value of restricted stock and option awards made during 2014, 2013 and 2012 in accordance with the FASB ASC Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of the grant date fair value are set forth in Notes 1 and 13 of the Consolidated Financial Statements included in the Company’s 2014 Annual Report on Form 10-K.
(3)	“All Other Compensation” for Mr. Fabrikant includes $22,570, $20,444 and $32,687 in 2014, 2013 and 2012, respectively, of interest earned on the second and third installments of bonus payments (see FN1), and $7,166, $6,384 and $7,500 in 2014, 2013 and 2012, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan, a defined contribution plan established by the Company, effective July 1, 1994, that meets the requirements of Section 401(k) of the Internal Revenue Code.
(4)	“All Other Compensation” for Mr. Cenac includes $3,197 of interest earned on the second and third installments of bonus payments (see FN1), and $7,166 of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (3) above.
(5)	“All Other Compensation” for Mr. Lorentzen includes $12,037, $12,081 and $3,807 in 2014, 2013 and 2012, respectively, of interest earned on the second and third installments of bonus payments (see FN1), and $7,166, $6,384 and $7,500 in 2014, 2013 and 2012, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (3) above.
(6)	“All Other Compensation” for Mr. Robinson includes $4,514, $4,646 and $4,833 in 2014, 2013 and 2012, respectively, of interest earned on the second and third installments of bonus payments (see FN1), and $7,166, $6,384 and $7,500 in 2014, 2013 and 2012, respectively, of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (3) above.
(7)	“All Other Compensation” for Mr. Gellert includes $4,514 of interest earned on the second and third installments of bonus payments (see FN1), and $7,166 of contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made under the SEACOR Savings Plan as described in (3) above.

36	2015 Proxy Statement

TABLE II

GRANTS OF PLAN–BASED AWARDS (FISCAL YEAR 2014)

The following table sets forth certain information with respect to grants of share plan-based awards during the year ended December 31, 2014, to each of the Named Executive Officers.

Name	Approval Date	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3)(4) (#)	Exercise or Base Price of Option Awards ($)	Market Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Charles Fabrikant	3/6/2014	3/6/2014	22,000			89.27	1,963,940
Executive Chairman	3/6/2014	3/6/2014		7,500	89.27	89.27	220,916
and Chief Executive	3/6/2014	6/4/2014		7,500	80.79	80.79	200,286
Officer (effective	3/6/2014	9/4/2014		7,500	80.23	80.23	196,257
February 19, 2015)	3/6/2014	12/4/2014		7,500	72.90	72.90	158,700

Matthew R. Cenac	3/6/2014	3/6/2014	5,000			89.27	446,350
Executive Vice	3/6/2014	3/6/2014		1,250	89.27	89.27	36,819
President and Chief	3/6/2014	6/4/2014		1,250	80.79	80.79	33,381
Financial Officer	3/6/2014	9/4/2014		1,250	80.23	80.23	32,710
	3/6/2014	12/4/2014		1,250	72.90	72.90	26,450
	5/27/2014	5/27/2014	2,000			80.75	161,500

Oivind Lorentzen	3/6/2014	3/6/2014	22,000			89.27	1,963,940
Vice Chairman	3/6/2014	3/6/2014		7,500	89.27	89.27	220,916
(current), Chief	3/6/2014	6/4/2014		7,500	80.79	80.79	200,286
Executive Officer	3/6/2014	9/4/2014		7,500	80.23	80.23	196,257
(retired February 19,	3/6/2014	12/4/2014		7,500	72.90	72.90	158,700
2015)

Paul L. Robinson	3/6/2014	3/6/2014	5,000			89.27	446,350
Executive Vice	3/6/2014	3/6/2014		1,250	89.27	89.27	36,819
President, Chief Legal	3/6/2014	6/4/2014		1,250	80.79	80.79	33,381
Officer and Corporate	3/6/2014	9/4/2014		1,250	80.23	80.23	32,710
Secretary	3/6/2014	12/4/2014		1,250	72.90	72.90	26,450
	5/27/2014	5/27/2014	1,500			80.75	121,125

John Gellert	3/6/2014	3/6/2014	16,000			89.27	1,428,320
Chief Operating	3/6/2014	3/6/2014		4,500	89.27	89.27	132,550
Officer	3/6/2014	6/4/2014		4,500	80.79	80.79	120,171
	3/6/2014	9/4/2014		4,500	80.23	80.23	117,754
	3/6/2014	12/4/2014		4,500	72.90	72.90	95,220

(1)	The amounts set forth in this column reflect the number of shares of restricted stock granted in March and May 2014. The Company generally provides restricted stock awards that vest in five equal annual installments commencing approximately one year after the date of the award. Restricted stock awards vest immediately upon the death, disability, qualified retirement, termination of the employee by the Company “without cause,” or the occurrence of a “change-in-control” of the Company. If cash dividends are paid by the Company, holders of restricted stock are entitled to receive such dividends whether or not the shares of restricted stock have vested.
(2)	Excludes restricted stock granted on March 4, 2015, with respect to 2014 compensation as follows: Mr. Fabrikant – 22,000 shares; Mr. Cenac – 6,000 shares; Mr. Robinson – 5,000 shares; and Mr. Gellert – 15,000 shares.
(3)	Options granted are exercisable in 20% annual increments beginning on March 4, 2015. The options are priced in four equal installments over a one-year period, with the first such installment being priced on the date of grant at an exercise price equal to the market price on that date and the remaining installments being priced quarterly thereafter at a price equal to the closing market price of Common Stock on the date of the pricing. Options not yet exercisable become immediately exercisable upon the death, disability, qualified retirement, termination of the employee by the Company “without cause,” or the occurrence of a “change-in-control” of the Company.

2015 Proxy Statement	37

(4)	Excludes stock options granted on March 4, 2015, with respect to 2014 compensation as follows: Mr. Fabrikant – 30,000 shares; Mr. Cenac – 6,000 shares; Mr. Robinson – 6,000 shares; and Mr. Gellert – 19,000 shares. One fourth of such options are exercisable at $72.25 and the exercise price of the remainder will be determined based on the closing market price of Common Stock at each of three, six and nine months after the grant date.
(5)	The dollar amount of restricted stock and stock options set forth in this column reflects the aggregate grant date fair value of restricted stock and option awards in accordance with the FASB ASC Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of the grant date fair value are set forth in Notes 1 and 13 of the Consolidated Financial Statements in the Company’s 2014 Annual Report on Form 10-K.

38	2015 Proxy Statement

TABLE III

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (2014)

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2014, held by the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable)(1) (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested(2) ($)
Charles Fabrikant	9,666	—		41.28	3/2/2016	30,000	(3)	2,214,300
Executive Chairman and	9,666	—		49.34	3/2/2016	20,400	(4)	1,505,724
Chief Executive Officer	9,666	—		52.31	3/2/2016	10,400	(5)	767,624
(effective February 19,	9,666	—		57.77	3/2/2016	8,400	(6)	620,004
2015)	9,666	—		58.54	3/4/2017	4,400	(7)	324,764
	9,666	—		57.70	3/4/2017
	9,666	—		52.61	3/4/2017
	9,666	—		54.76	3/4/2017
	9,666	—		58.15	3/4/2018
	9,666	—		53.15	3/4/2018
	9,666	—		48.65	3/4/2018
	9,666	—		30.26	3/4/2018
	9,666	—		28.44	3/4/2019
	9,666	—		44.96	3/4/2019
	9,666	—		43.11	3/4/2019
	9,666	—		42.42	3/4/2019
	7,732	1,934	(8)	46.19	3/4/2020
	7,732	1,934	(8)	37.18	3/4/2020
	7,732	1,934	(8)	47.35	3/4/2020
	7,732	1,934	(8)	71.62	3/4/2020
	5,799	3,867	(9)	72.45	3/4/2021
	5,799	3,867	(9)	71.35	3/4/2021
	5,799	3,867	(9)	62.01	3/4/2021
	5,799	3,867	(9)	64.22	3/4/2021
	1,933	2,900	(10)	72.42	3/2/2022
	1,933	2,900	(10)	62.43	3/2/2022
	1,933	2,900	(10)	63.72	3/2/2022
	1,933	2,900	(10)	66.62	3/2/2022
	1,500	6,000	(11)	68.17	3/4/2023
	1,500	6,000	(11)	77.51	3/4/2023
	1,500	6,000	(11)	84.69	3/4/2023
	1,500	6,000	(11)	92.10	3/4/2023
	—	7,500	(12)	89.27	3/4/2024
	—	7,500	(12)	80.79	3/4/2024
	—	7,500	(12)	80.23	3/4/2024
	—	7,500	(12)	72.90	3/4/2024

2015 Proxy Statement	39

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable)(1) (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested(2) ($)
Matthew R. Cenac	194	—		28.41	3/4/2019	3,940	(3)	290,811
Executive Vice President	194	—		44.95	3/4/2019	400	(13)	29,524
and Chief Financial	194	—		43.09	3/4/2019	3,400	(4)	250,954
Officer	194	—		42.40	3/4/2019	400	(14)	29,524
	225	226	(8)	46.18	3/4/2020	2,700	(5)	199,287
	225	226	(8)	37.16	3/4/2020	400	(15)	29,524
	225	226	(8)	47.33	3/4/2020	2,000	(6)	147,620
	901	226	(8)	71.62	3/4/2020	400	(16)	29,524
	966	645	(9)	72.45	3/4/2021	1,000	(7)	73,810
	966	645	(9)	71.35	3/4/2021	400	(17)	29,524
	966	645	(9)	62.01	3/4/2021
	966	645	(9)	64.22	3/4/2021
	644	967	(10)	72.42	3/2/2022
	644	967	(10)	62.43	3/2/2022
	644	967	(10)	63.72	3/2/2022
	644	967	(10)	66.62	3/2/2022
	300	1,200	(11)	68.17	3/4/2023
	300	1,200	(11)	77.51	3/4/2023
	300	1,200	(11)	84.69	3/4/2023
	300	1,200	(11)	92.10	3/4/2023
	—	1,250	(12)	89.27	3/4/2024
	—	1,250	(12)	80.79	3/4/2024
	—	1,250	(12)	80.23	3/4/2024
	—	1,250	(12)	72.90	3/4/2024

Oivind Lorentzen	3,866	—		32.51	6/27/2015	10,400	(3)	767,624
Vice Chairman (current)	3,866	—		47.01	5/17/2016	12,000	(18)	885,720
Chief Executive Officer	3,866	—		57.94	5/17/2017	10,400	(4)	767,624
(retired February 19, 2015)	3,866	—		53.15	3/4/2018	10,400	(5)	767,624
	3,866	—		40.14	5/13/2019	8,400	(6)	620,004
	3,866	—		39.53	5/20/2020	4,400	(7)	324,764
	5,799	3,867	(9)	72.45	3/4/2021
	5,799	3,867	(9)	71.35	3/4/2021
	5,799	3,867	(9)	62.01	3/4/2021
	5,799	3,867	(9)	64.22	3/4/2021
	1,933	2,900	(10)	72.42	3/2/2022
	1,933	2,900	(10)	62.43	3/2/2022
	1,933	2,900	(10)	63.72	3/2/2022
	1,933	2,900	(10)	66.62	3/2/2022
	1,500	6,000	(11)	68.17	3/4/2023
	1,500	6,000	(11)	77.51	3/4/2023
	1,500	6,000	(11)	84.69	3/4/2023
	1,500	6,000	(11)	92.10	3/4/2023
	—	7,500	(12)	89.27	3/4/2024
	—	7,500	(12)	80.79	3/4/2024
	—	7,500	(12)	80.23	3/4/2024
	—	7,500	(12)	72.90	3/4/2024

40	2015 Proxy Statement

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable)(1) (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested(2) ($)
Paul L. Robinson	—	644	(8)	46.19	3/4/2020	5,160	(3)	380,860
Executive Vice President,	—	644	(8)	37.18	3/4/2020	300	(13)	22,143
Chief Legal Officer and	—	644	(8)	47.34	3/4/2020	4,100	(4)	302,621
Corporate Secretary	—	645	(8)	71.62	3/4/2020	300	(14)	22,143
	—	1,289	(9)	72.45	3/4/2021	3,100	(5)	228,811
	—	1,289	(9)	71.35	3/4/2021	300	(15)	22,143
	—	1,289	(9)	62.01	3/4/2021	2,400	(6)	177,144
	—	1,289	(9)	64.22	3/4/2021	300	(16)	22,143
	—	967	(10)	72.42	3/2/2022	1,000	(7)	73,810
	—	967	(10)	62.43	3/2/2022	300	(17)	22,143
	—	967	(10)	63.72	3/2/2022
	—	967	(10)	66.62	3/2/2022
	—	1,200	(11)	68.17	3/4/2023
	—	1,200	(11)	77.51	3/4/2023
	300	1,200	(11)	84.69	3/4/2023
	300	1,200	(11)	92.10	3/4/2023
	—	1,250	(12)	89.27	3/4/2024
	—	1,250	(12)	80.79	3/4/2024
	—	1,250	(12)	80.23	3/4/2024
	—	1,250	(12)	72.90	3/4/2024

John Gellert	9,666	—		41.28	3/2/2016	15,700	(3)	1,158,817
Chief Operating Officer	9,666	—		49.34	3/2/2016	11,700	(4)	863,577
	9,666	—		52.31	3/2/2016	7,700	(5)	568,337
	9,666	—		57.77	3/2/2016	6,200	(6)	457,622
	9,666	—		58.54	3/4/2017	3,200	(7)	236,192
	9,666	—		57.70	3/4/2017
	9,666	—		52.61	3/4/2017
	9,666	—		54.76	3/4/2017
	9,666	—		58.15	3/4/2018
	9,666	—		53.15	3/4/2018
	9,666	—		48.65	3/4/2018
	9,666	—		28.44	3/4/2019
	9,666	—		44.96	3/4/2019
	9,666	—		43.11	3/4/2019
	9,666	—		42.42	3/4/2019
	9,021	2,256	(8)	46.19	3/4/2020
	9,021	2,256	(8)	37.18	3/4/2020
	9,021	2,256	(8)	47.35	3/4/2020
	9,021	2,256	(8)	71.62	3/4/2020
	6,766	4,511	(9)	72.45	3/4/2021
	6,766	4,511	(9)	71.35	3/4/2021
	6,766	4,511	(9)	62.01	3/4/2021
	6,766	4,511	(9)	64.22	3/4/2021
	1,288	1,934	(10)	72.42	3/2/2022
	1,288	1,934	(10)	62.43	3/2/2022
	1,288	1,934	(10)	63.72	3/2/2022

2015 Proxy Statement	41

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable)(1) (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested(2) ($)
	1,288	1,934	(10)	66.62	3/2/2022
	1,000	4,000	(11)	68.17	3/4/2023
	1,000	4,000	(11)	77.51	3/4/2023
	1,000	4,000	(11)	84.69	3/4/2023
	1,000	4,000	(11)	92.10	3/4/2023
	—	4,500	(12)	89.27	3/4/2024
	—	4,500	(12)	80.79	3/4/2024
	—	4,500	(12)	80.23	3/4/2024
	—	4,500	(12)	72.90	3/4/2024

(1)	Options vest incrementally at a rate of one-fifth per year.
(2)	The amounts set forth in this column equal the number of shares of restricted stock indicated multiplied by the closing price of the Company’s common stock on December 31, 2014, which was $73.81.
(3)	These shares vested on March 4, 2015.
(4)	These shares will vest on March 4, 2016, assuming continued employment or directorship with the Company.
(5)	These shares will vest on March 4, 2017, assuming continued employment or directorship with the Company.
(6)	These shares will vest on March 4, 2018, assuming continued employment or directorship with the Company.
(7)	These shares will vest on March 4, 2019, assuming continued employment or directorship with the Company.
(8)	These options vested on March 4, 2015.
(9)	These options will vest in substantially equal proportions on March 4 of 2015 and 2016, assuming continued employment or directorship with the Company.
(10)	These options will vest in substantially equal proportions on March 4 of 2015, 2016 and 2017, assuming continued employment or directorship with the Company.
(11)	These options will vest in substantially equal proportions on March 4 of 2015, 2016, 2017 and 2018, assuming continued employment or directorship with the Company.
(12)	These options will vest in substantially equal proportions on March 4 of 2015, 2016, 2017, 2018 and 2019, assuming continued employment or directorship with the Company.
(13)	These shares will vest on May 27, 2015, assuming continued employment or directorship with the Company.
(14)	These shares will vest on May 27, 2016, assuming continued employment or directorship with the Company.
(15)	These shares will vest on May 27, 2017, assuming continued employment or directorship with the Company.
(16)	These shares will vest on May 27, 2018, assuming continued employment or directorship with the Company.
(17)	These shares will vest on May 27, 2019, assuming continued employment or directorship with the Company.
(18)	These shares will vest on September 20, 2015, assuming continued employment or directorship with the Company.

42	2015 Proxy Statement

TABLE IV

OPTION EXERCISES AND STOCK VESTED (FISCAL YEAR 2014)

The following table sets forth certain information with respect to the number of options that the Named Executive Officers exercised in 2014 and the value realized from the vesting of restricted stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Charles Fabrikant	38,664	1,493,590	4,000	357,600
Executive Chairman and Chief Executive Officer (effective February 19, 2015)
Matthew R. Cenac	—	—	1,000	89,400
Executive Vice President and Chief Financial Officer
Oivind Lorentzen	3,866	291,960	4,000	357,600
Vice Chairman (current) Chief Executive Officer (retired February 19, 2015)
Paul L. Robinson	7,944	227,862	1,400	125,160
Executive Vice President, Chief Legal Officer and Corporate Secretary
John Gellert	9,666	565,716	3,000	268,200
Chief Operating Officer

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price on the date of exercise.
(2)	The value realized on vesting is determined by multiplying the number of shares vesting by the market price at the close of business on the date of vesting.

2015 Proxy Statement	43

TABLE V

NON-QUALIFIED DEFERRED COMPENSATION (FISCAL YEAR 2014)

A non-qualified deferred compensation plan (the “Deferred Compensation Plan”) was established by the Company in 2005 and provides non-employee directors and a select group of highly compensated employees (including the Named Executive Officers) the ability to defer receipt of up to 75% of their cash base salary and up to 100% of their cash bonus for each fiscal year. Each participant’s compensation deferrals are credited to a bookkeeping account and, subject to certain restrictions, each participant may elect to have their cash deferrals in such account indexed against one or more investment options, solely for purposes of determining amounts payable for earnings or losses under the Deferred Compensation Plan (the Company is not obligated to actually invest any deferred amounts in the selected investment options). Participants may receive a distribution of deferred amounts, plus any earnings thereon (or less any losses), on a date specified by the participant or, if earlier, upon a separation from service or upon a change of control. All distributions to participants following a separation from service must be in the form of a lump sum, except if such separation qualifies as “retirement” under the terms of the Deferred Compensation Plan, in which case it may be paid in installments if previously elected by the participant. Distributions to “Key Employees” upon a separation from service (other than due to death) will not commence until at least six months after the separation from service. Participants are always 100% vested in the amounts that they contribute to their Deferred Compensation Plan accounts. The Company, at its option, may contribute amounts to participants’ accounts, which may be subject to vesting requirements.

The following table sets forth for the Named Executive Officers certain information as of December 31, 2014, and for the year then ended with respect to the Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Charles Fabrikant	—	—	—	—	—
Executive Chairman and Chief Executive Officer (effective February 19, 2015)
Matthew R. Cenac	—	—	—	—	—
Executive Vice President and Chief Financial Officer
Oivind Lorentzen	—	—	—	—	—
Vice Chairman (current), Chief Executive Officer (retired February 19, 2015)
Paul L. Robinson	—	—	—	—	—
Executive Vice President, Chief Legal Officer and Corporate Secretary
John Gellert	—	—	—	—	—
Chief Operating Officer

44	2015 Proxy Statement

TABLE VI

POTENTIAL PAYMENTS UPON DEATH, DISABILITY, QUALIFIED RETIREMENT,
TERMINATION WITHOUT CAUSE OR A CHANGE OF CONTROL

The following table sets forth cash bonus payments and the acceleration of stock options and restricted stock upon the death, disability, qualified retirement, termination without “cause” of the employee, or the occurrence of a “change-in-control” as of December 31, 2014.

Name	Bonus Awards(1) ($)	Option Awards(2) ($)	Stock Awards(3) ($)	Total ($)
Charles Fabrikant	4,226,700	404,966	5,432,416	10,064,082
Executive Chairman and Chief Executive Officer (effective February 19, 2015)
Matthew R. Cenac	505,713	74,231	1,110,102	1,690,046
Executive Vice President and Chief Financial Officer
Oivind Lorentzen	2,346,870	225,297	4,133,360	6,705,527
Vice Chairman (current), Chief Executive Officer (retired February 19, 2015)
Paul Robinson	850,802	129,296	1,273,961	2,254,059
Executive Vice President, Chief Legal Officer and Corporate Secretary
John Gellert	1,012,812	408,076	3,284,545	4,705,433
Chief Operating Officer

(1)	As described in footnote 1 to Table I, sixty percent (60%) of a bonus is paid at the time of the award and the remaining forty percent (40%) is paid in two equal annual installments approximately one and two years after the date of the award. The amount in this table represents the total of all remaining annual installments yet to be paid as of December 31, 2014.
(2)	The dollar amount in this column reflects the accumulated value based on the difference between the strike prices and the closing price of the Common Stock on December 31, 2014, which was $73.81, for unvested options that would accelerate upon the death, disability, qualified retirement or termination without “cause” of the employee, or the occurrence of a “change in control.” Unvested options to purchase Common Stock with strike prices greater than $73.81 were excluded.
(3)	The dollar amount in this column reflects the closing price of the Common Stock on December 31, 2014, which was $73.81, for unvested shares that would accelerate upon the death, disability, qualified retirement or termination without “cause” of the employee, or the occurrence of a “change in control.”

2015 Proxy Statement	45

RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

The Company has established a written policy for the review and approval or ratification of transactions with related persons (the “Related Person Transactions Policy”) to assist it in reviewing transactions in excess of $120,000 (“Transactions”) involving the Company and its subsidiaries and Related Persons (as defined below). Examples include, among other things, sales, purchases or transfers of real or personal property, use of property or equipment by lease or otherwise, services received or furnished, borrowing or lending (including guarantees), and employment by the Company of an immediate family member of a Related Person or a change in the material terms or conditions of employment of such an individual.

The Related Person Transactions Policy supplements the Company’s other conflict of interest policies set forth in the Company’s Corporate Governance Guidelines, its Code of Business Conduct and Ethics and its other internal procedures. A summary description of the Related Person Transactions Policy is set forth below.

For purposes of the Related Person Transactions Policy, a Related Person includes the Company’s directors, director nominees and executive officers since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of the Company’s voting securities and members of their respective Immediate Family (as defined in the Policy).

The Related Person Transactions Policy provides that Transactions since the beginning of the last fiscal year must be approved or ratified by the Board. The Board has delegated to the Audit Committee the review and, when appropriate, approval or ratification of Transactions. Upon the presentation of a proposed Transaction, the Related Person is excused from participation and voting on the matter. In approving, ratifying or rejecting a Transaction, the Audit Committee will consider such information as it deems important to conclude if the transaction is fair and reasonable to the Company.

Whether a Related Person’s interest in a Transaction is material or not will depend on all facts and circumstances, including whether a reasonable investor would consider the Related Person’s interest in the Transaction important, together with all other available information, in deciding whether to buy, sell or hold the Company’s securities. In administering this policy, the Board or the relevant committee will be entitled (but not required) to rely upon such determinations of materiality by company management.

The following factors are taken into consideration in determining whether to approve or ratify a Transaction with a Related Person:

•	the Related Person’s relationship to the Company and interest in the Transaction;
•	the material facts of the Transaction, including the proposed aggregate value of such Transaction;
•	the materiality of the Transaction to the Related Person and the Company, including the dollar value of the Transaction, without regard to profit or loss;
•	the business purpose for and reasonableness of the Transaction, taken in the context of the alternatives available to the Company for attaining the purposes of the Transaction;
•	whether the Transaction is comparable to an arrangement that could be available on an arms-length basis and is on terms that are generally available;
•	whether the Transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of the Company’s business; and
•	the effect of the Transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

The following arrangements will not generally give rise to Transactions with a Related Person for purposes of the Related Person Transactions Policy given their nature, size and/or degree of significance to the Company:

•	use of property, equipment or other assets owned or provided by the Company, including aircraft, vehicles, housing and computer or telephonic equipment, by a Related Person primarily for Company business purposes where the value of any personal use during the course of a year is less than $10,000;

46	2015 Proxy Statement

•	reimbursement of business expenses incurred by a director or executive officer of the Company in the performance of his or her duties and approved for reimbursement by the Company in accordance with the Company’s customary policies and practices;
•	compensation arrangements for non-employee directors for their services as such that have been approved by the Board or a committee thereof;
•	compensation arrangements, including base pay and bonuses (whether in the form of cash or equity awards), for employees or consultants (other than a director or nominee for election as a director) for their services as such that have been approved by the Compensation Committee and employee benefits regularly provided under plans and programs generally available to employees; however, personal benefits from the use of company-owned or company-provided assets, including, but not limited to, personal use of company-owned or company-provided aircraft and housing, not used primarily for company business purposes may give rise to a Transaction with a Related Person;
•	a transaction where the rates or charges involved are determined by competitive bids or involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and
•	a transaction involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company manages barge pools as part of its Inland River Services segment. Pursuant to the pooling agreements, operating revenues and expenses of participating barges are combined and the net results are allocated on a pro-rata basis based on the number of barge days contributed by each participant. Companies controlled by Mr. Fabrikant, the Executive Chairman and Chief Executive Officer of SEACOR, and trusts for the benefit of Mr. Fabrikant’s children, own barges that participate in the barge pools managed by the Company. Mr. Fabrikant and his affiliates were participants in the barge pools prior to the acquisition of SCF Marine Inc. by SEACOR in 2000. In the years ended December 31, 2014, 2013 and 2012, Mr. Fabrikant and his affiliates earned $1.7 million, $0.9 million and $0.8 million, respectively, of net barge pool results (after payment of $0.2 million, $0.2 million and $0.1 million, respectively, in management fees to the Company). As of December 31, 2014 and 2013, the Company owed Mr. Fabrikant and his affiliates $1.1 million and $0.6 million, respectively, for undistributed net barge pool results. Mr. Fabrikant and his affiliates participate in the barge pools on the same terms and conditions as other pool participants who are unrelated to the Company.

Mr. Fabrikant is a director and the non-executive Chairman of, the Company’s former aviation division, Era Group Inc. (“Era Group”), which is also a customer of the Company. Furthermore, following the spin-off of Era Group from the Company, the Company has provided certain transition services to Era Group. The total amount earned from business conducted with Era, including transition services provided, did not exceed $5.0 million during the year ended December 31, 2014.

Mr. Fabrikant is a director of Diamond Offshore Drilling, Inc. (“Diamond”), which is also a customer of the Company. The total amount earned from business conducted with Diamond did not exceed $5.0 million in any of the years ended December 31, 2014, 2013 and 2012.

In December 2014 and January 2015, Charles Fabrikant, Oivind Lorentzen and John Gellert invested in newly-formed limited liability companies that acquired limited partnership interests in SEACOR OSV Partners I LP (“OSV”) from three limited partners of OSV that are not affiliated with the Company and wished to dispose of their interests. Messrs. Fabrikant, Lorentzen and Gellert each invested $0.2 million in the aggregate in the newly formed limited liability companies and are committed to contribute additional capital to such company if OSV calls capital from its limited partners. The additional amounts Messrs. Fabrikant, Lorentzen and Gellert are committed to contribute are not material. The aggregate interests of OSV acquired indirectly by Messrs. Fabrikant, Lorentzen and Gellert represent 1.7% of the limited partnership interests of OSV. Certain subsidiaries of SEACOR own 30.4% of OSV’s limited partnership interests and the balance of such interests are owned by unaffiliated third parties. The general partner of OSV is a joint venture managed by a subsidiary of SEACOR and an unaffiliated third party.

Eric Fabrikant, son of Mr. Charles Fabrikant, the Executive Chairman and Chief Executive Officer, is the Co-Chief Operating Officer of the Company. He is also Vice President of the Company’s Commodity Trading

2015 Proxy Statement	47

Division and the Chief Executive Officer of the Company’s Shipping Services Division. As compensation for his services as an executive of the Company during 2014, Eric Fabrikant was paid a salary of $300,000 per annum and was awarded a bonus of $450,000 (without taking into account his special one-time bonus of $300,000 for 2014). Eric Fabrikant’s salary for 2015 was increased from $300,000 for 2014 to $450,000 per annum. In 2015, Eric Fabrikant was granted 7,000 shares of restricted stock (without taking into account a special one-time award of 3,000 shares for 2014) and options to purchase 10,000 shares of Common Stock in recognition of his service in 2014.

48	2015 Proxy Statement

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing our stockholders with an advisory vote on executive compensation. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation paid to our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, in the “Compensation Discussion and Analysis” in this Proxy Statement.

At the Company’s 2011 Annual Meeting, our stockholders voted to conduct a say-on-pay advisory vote on compensation on an annual basis. Although this stockholder advisory vote on the frequency of the advisory vote to approve the compensation of our Named Executive Officers, commonly known as a “say-when-on-pay” vote, was non-binding, The Board adopted the stockholders’ position and determined to submit a say-on-pay vote to our stockholders on an annual basis until the next say-when-on-pay vote which, in accordance with applicable law, will occur no later than our annual meeting of stockholders in 2017. This say-on-pay vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the policies and procedures described in this Proxy Statement.

The Company’s philosophy is to reward longer-term financial and operating performance where compensation decisions are determined with a view toward ensuring that management avoids high-risk strategies and does not focus principally on short-term results. Accordingly, the Compensation Committee believes reasoned judgment, rather than automatic formulas, is the appropriate basis by which to set compensation, and uses discretion to alter awards based on performance targets. The Compensation Committee believes using formulas alone may foster an environment that encourages short-sighted decisions intended to meet formulaic goals rather than work toward long-term benefits. Consequently, the Compensation Committee constructs its compensation incentives to reward consistent and durable performance.

We believe that the Company’s executive compensation programs have been effectively tailored to recruit and retain senior executives capable of executing the Company’s business strategies, overseeing its liquid assets and its various operations and appropriately aligning pay with contributions to, and leadership in, executing the Company’s business strategies. Therefore, the Board recommends that you vote in favor of the Company’s executive compensation policies and procedures for the Named Executive Officers.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 19 and the tabular and other disclosures on executive compensation beginning on page 36. Based upon that review, the Board recommends that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement. Accordingly, the Board asks the stockholders to vote “FOR” the following resolution at the Annual Meeting, which gives you the opportunity to endorse or not endorse our compensation program for the Named Executive Officers by voting for or against the following resolution:

“RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2015 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth therein, is hereby approved on an advisory basis.”

This say-on-pay vote is non-binding, meaning that the Board will not be obligated to take any compensation actions, or to adjust the Company’s executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes present (in person or by proxy) at the Annual Meeting. Although this say-on-pay vote is non-binding, the Board and the Compensation Committee will carefully review the results of the vote. The Compensation Committee will consider our stockholders’ concerns and take them into account when designing future executive compensation programs. To the extent the stockholders do not approve the “say-on-pay” proposal or there is a significant vote against it, we will communicate directly with our stockholders to better understand the concerns that influenced the negative vote. The Board and the Compensation Committee would consider feedback obtained through this process in making future decisions about executive compensation programs.

2015 Proxy Statement	49

The Proxy holders named on the accompanying proxy card will vote in favor of the advisory “say-on-pay” vote unless a stockholder directs otherwise.

Voting. The affirmative vote of a majority of the votes present (in person or by proxy) at the Annual Meeting is required to approve the compensation paid by the Company to the Named Executive Officers as described in this Proxy Statement. Abstentions and broker non-votes will not be counted as votes cast FOR or AGAINST the proposal.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION PAID BY THE COMPANY TO THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

50	2015 Proxy Statement

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board recommends that stockholders ratify the appointment of Ernst & Young LLP (“Ernst & Young”), independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2015. The appointment of Ernst & Young was recommended to the Board by its Audit Committee. Ernst & Young served as independent registered public accounting firm for the Company for the fiscal year ended December 31, 2014.

Representatives of Ernst & Young will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions after the conclusion of the Annual Meeting.

The affirmative vote of a majority of the Common Stock represented in person or by proxy at the Annual Meeting is required to ratify the appointment of Ernst & Young.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by Ernst & Young for the years ended December 31 were as follows:

	2014	2013
Audit Fees	$2,601,176	$2,771,111
Audit-Related Fees	254,445	78,020
Tax Fees	95,219	29,719
All Other Fees	—	28,985
Total	$2,950,840	$2,907,835

Audit Fees represent fees for professional services provided in connection with the audit of the Company’s financial statements, reporting on management’s assertions regarding internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act, review of the Company’s quarterly financial statements, and services provided in connection with other statutory or regulatory filings. Audit-Related Fees represent fees for professional services provided in consulting on interpretations and application of FASB pronouncements and SEC regulations. Tax Fees represent fees for services in connection with the preparation and filing of tax returns in jurisdictions outside the United States. All Other Fees primarily include labor law certification services provided to the Company’s foreign subsidiaries in accordance with local requirements.

The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of Ernst & Young. All of the services described in the foregoing table were approved in conformity with the Audit Committee’s pre-approval process.

Pre-approval Policy for Services of Independent Registered Public Accounting Firm. The Audit Committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by the independent registered public accounting firm. In accordance with that policy, the Audit Committee annually reviews and approves a list of specific services and categories of services, including audit, audit related, tax, and other permitted services, for the current or upcoming fiscal year, subject to specified terms and cost levels. Any service not included in the approved list of services or any modification to previously approved services, including changes in fees, must be specifically pre-approved by the Audit Committee. Where proposed additions or modifications relate to tax and all other non-audit services to be provided by the independent registered public accounting firm, the Audit Committee may delegate the responsibility of pre-approval to the Chair of the Audit Committee. To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee has delegated authority to its Chair, and/or to such other members of the Audit Committee that the Chair may designate, to review and if appropriate approve in advance, any request by the independent registered public accounting firm to provide tax and/or all other non-audit services.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG.

2015 Proxy Statement	51

OTHER MATTERS

Other Actions at the Annual Meeting

The Board does not intend to present any other matter at the Annual Meeting. The Board has not been informed that any other person intends to present any other matter for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

Restrictions on Foreign Ownership of Common Stock and Related Matters

The Company is subject to a variety of U.S. federal statutes and regulations, including the U.S. cabotage laws that impose certain restrictions on the ownership and operation of vessels used to carry cargo between U.S. ports in the U.S. coastwise trade operated in the United States.

The cabotage laws relating to vessels are principally contained in 46 U.S.C. § 50501 and 46 U.S.C. Chapter 551 and the federal regulations promulgated thereunder and are commonly referred to collectively as the “Jones Act.” Subject to limited exceptions, the Jones Act requires, among other things, that vessels engaged in U.S. coastwise trade be owned and operated by “citizens of the United States” within the meaning of the Jones Act. For purposes of the Jones Act, a corporation, for example, must satisfy the following requirements to be deemed a U.S. citizen: (i) the corporation must be organized under the laws of the United States or of a state, territory or possession thereof; (ii) each of the chief executive officer and the chairman of the board of directors of such corporation must be a U.S. citizen; (iii) no more than a minority of the number of directors of such corporation necessary to constitute a quorum for the transaction of business can be non-U.S. citizens; and (iv) at least 75% of each class or series of stock in such corporation must be owned by U.S. citizens within the meaning of the Jones Act. Accordingly, if persons or organizations that are not U.S. citizens within the meaning of the Jones Act were to own more than 25% of the Company’s Common Stock, the Company would not be permitted to continue to own or operate vessels in the U.S. coastwise trade until such ownership by non-U.S. citizens was reduced to 25% or less.

To facilitate compliance with the Jones Act, the Company’s Certificate of Incorporation: (i) limits the aggregate percentage ownership by non-U.S. citizens of any class of the Company’s capital stock (including Common Stock) to 22.5% of the outstanding shares of each such class to ensure that such foreign ownership will not exceed the maximum percentage permitted by applicable maritime law (presently 25%) but authorizes the Board, under certain circumstances, to increase the foregoing percentage to 24%; (ii) requires institution of a dual stock certification system to help determine such ownership; (iii) provides that any issuance or transfer of shares in excess of such permitted percentage shall be ineffective as against the Company and that neither the Company nor its transfer agent shall register such purported issuance or transfer of shares or be required to recognize the purported transferee or owner as a stockholder of the Company for any purpose whatsoever except to exercise the Company’s remedies; (iv) provides that any such excess shares shall not have any voting or dividend rights; (v) permits the Board to redeem any such excess shares; and (vi) permits the Board to make such reasonable determinations as may be necessary to ascertain the citizenship of the owners of the Company’s capital stock (including Common Stock) and implement such limitations. In addition, the Company’s By-Laws provide that the number of non-U.S. citizen directors shall not exceed a minority of the number necessary to constitute a quorum for the transaction of business and restrict any non-U.S. citizen officer from acting in the absence or disability of the Chairman of the Board, the Chief Executive Officer or the President.

ANNUAL REPORT

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2014, accompanies this Proxy Statement and should be read in conjunction herewith.

STOCKHOLDER NOMINATION OF DIRECTORS

The By-Laws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board or a committee thereof) of candidates for election as directors (the “Nomination Procedure”). Only persons who are nominated by the Board, a committee appointed by the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, are eligible for election as directors of the Company. To be timely, a stockholder’s notice must be delivered or mailed to and received by the Secretary of the Company at the Company’s principal executive offices not earlier than the

52	2015 Proxy Statement

close of business on the one hundred fiftieth (150th) day nor later than the close of business on the one hundred twentieth (120th) day prior to the first anniversary date of the previous year’s annual meeting of stockholders (subject to certain exceptions), and the notice must contain (A) as to each person whom the stockholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the annual meeting, (i) a brief description of the business desired to be transacted, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By-Laws, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting and (iv) any material interest of such stockholder in such business; and (C) as to the stockholder giving the notice on whose behalf the nomination or proposal is made (i) the name and address, as they appear on the Company’s most recent stockholder lists, of the stockholder proposing such proposal, (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or other proposal between or among such stockholder, any affiliate or associate, and any others acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, with respect to shares of stock of the Company, (v) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (vi) a representation whether the stockholder intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. Any stockholder who desires to propose any matter at an annual meeting of stockholders shall, in addition to the aforementioned requirements described in clauses (A) through (C), comply in all material respects with the content and procedural requirements of Rule 14a-8 of Regulation 14A under the Exchange Act, irrespective of whether the Company is then subject to such rule or said act. The presiding officer of the meeting may refuse to acknowledge nomination of any person not made in compliance with the Nomination Procedure.

Although the By-Laws do not empower the Board with the right to approve or disapprove of stockholder nominations for the election of directors or any other business properly brought by the Company’s stockholders at any annual or special meeting, the foregoing Nomination Procedure may nevertheless have the effect of (i) precluding a nomination for the election of directors or precluding the transaction of business at a particular meeting if the proper procedures are not followed, or (ii) deterring a third party from conducting a solicitation of proxies or contest to elect his or its own slate of director nominees or otherwise attempting to obtain control of the Company.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Proposals that stockholders believe should be voted upon at the Company’s Annual Meeting may be eligible for inclusion in the Company’s Proxy Statement. Stockholder proposals for the 2016 Annual Meeting of Stockholders must be received in accordance with the provisions of Rule 14a-8 under the Exchange Act by the Company on or before December 25, 2015, to be eligible for inclusion in the proxy statement and proxy card relating to the 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8. Any such proposals should be sent via registered, certified or express mail to: Corporate Secretary, SEACOR Holdings Inc., 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316.

As a separate and distinct matter from proposals under Rule 14a-8, in accordance with Article I, Section 3 of the By-Laws of the Company, in order for business to be properly brought before the next annual meeting by a stockholder, such stockholder must deliver to the Company timely notice thereof. To be timely, a stockholder’s notice must be delivered or mailed to and received by the Corporate Secretary at the principal executive offices of the Company, not earlier than the close of business on the one hundred fiftieth (150th) day nor later than the close of business on the one hundred twentieth (120th) day prior to the first anniversary date of the previous year’s Annual Meeting of Stockholders (or if there was no such prior annual meeting, not earlier than the close of business on the

2015 Proxy Statement	53

one hundred fiftieth (150th) day nor later than the one hundred twentieth (120th) day prior to the date which represents the second Tuesday in May of the current year); provided, however, that in the event that the date of the annual meeting is more than twenty-five (25) days before or after such anniversary date, then, to be considered timely, notice by the stockholders must be received not later than the close of business on the tenth (10th) day following the date on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

For the Board of Directors,

Paul L. Robinson
Executive Vice President, Chief Legal Officer and Corporate Secretary

54	2015 Proxy Statement

IMPORTANT VOTING INFORMATION

Your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the Annual Meeting (except on ratification of the selection of Ernst & Young LLP as auditors for 2015), unless you provide specific instructions by completing and returning the Voting Instruction. For your vote to be counted, you now must communicate your voting decisions to your broker, bank or other financial institution before the date of the Annual Meeting.

Your Participation in Voting the Shares You Own is Important

Voting your shares is important to ensure that you have a say in the governance of your company and to fulfill the objectives of the majority voting standard that we apply in the election of directors. Please review the proxy materials and follow the instructions on the proxy card or Voting Instruction Form to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in our company’s future.

More Information is Available

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may contact our Investor Relations Department at InvestorRelations@ckor.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2015

The proxy statement and annual report are available at www.seacorholdings.com (Investors-Financial Information) and at www.seacorholdingsinvestors.com.

ANNUAL MEETING OF STOCKHOLDERS OF

SEACOR Holdings Inc.

June 4, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 4, 2015:
The Notice of Meeting, Proxy Statement, Form of Proxy Card and Annual Report are available at www.seacorholdingsinvestors.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20830300000000000000 8   060415

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Charles Fabrikant
- ○ David R. Berz
- ○ Pierre de Demandolx
- ○ Oivind Lorentzen
- ○ Andrew R. Morse
- ○ R. Christopher Regan
- ○ David M. Schizer
- ○ Steven J. Wisch

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. ADVISORY APPROVAL OF THE COMPANY'S NAMED EXECUTIVE OFFICER COMPENSATION	☐	☐	☐
3. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS SEACOR'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015	☐	☐	☐

The proxies are authorized to vote, in their discretion, upon any other matters that may properly come before the Annual Meeting or any adjournments thereof.

This proxy hereby revokes any proxy heretofore given by the undersigned for the Annual Meeting.

Shares represented by this proxy will be voted in the manner directed. If no direction is made, this proxy will be voted FOR the nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.